Exhibit 99.1

COLUMBIA TECH CENTER

OFFICE LEASE

BY AND BETWEEN

COLUMBIA TECH CENTER, L.L.C.,

a Washington limited liability company

AND

NAUTILUS, INC.,

a Washington corporation

Table of Contents

1.	Basic Lease Terms.	1

2.	Delivery of Possession and Commencement; Landlord’s Work.	4

3.	Lease Term; Early Occupancy.	5

4.	Rent Payment.	6

5.	Security Deposit.	6

6.	Use of the Premises; Hazardous Substances.	6

7.	Utilities and Services.	10

8.	Maintenance and Repairs.	11

9.	Taxes, Assessments and Operating Expenses.	13

10.	Parking and Storage Areas.	14

11.	Tenant’s Indemnification.	14

12.	Insurance; Waiver of Subrogation.	15

13.	Property Damage.	16

14.	Condemnation.	17

15.	Assignment, Subletting and Other Transfers.	17

16.	Tenant Default.	18

17.	Landlord Default.	19

18.	Surrender at Expiration or Termination.	19

19.	Mortgage or Sale by Landlord; Estoppel Certificates.	20

20.	Liens.	21

21.	Attorneys Fees; Waiver of Jury Trial.	21

22.	Limitation on Liability; Transfer by Landlord.	21

23.	Real Estate Brokers; Finders.	22

24.	Other.	22

25.	Landlord Termination Right.	24

26.	Special Provisions.	26

Page i

LEASE

THIS LEASE (this “Lease”) is made and entered into as of the Reference Date of Lease (as defined below), by and between COLUMBIA TECH CENTER, L.L.C., a Washington limited liability company, and NAUTILUS, INC., a Washington corporation, and is made with reference to the following facts, intentions and objectives:

A. Landlord and Tenant are currently parties to that certain Lease for the entire Building (as defined below) fully executed as of November 23, 2004 (as may be amended from time to time, the “Full Building Lease”).

B. Tenant desires to reduce the square footage of the premises occupied by Tenant in the Building and Landlord is willing to so reduce the square footage of the premises occupied by Tenant, subject to the terms and conditions set forth in this Lease and Tenant’s termination of the Full Building Lease under the terms and conditions thereof.

NOW THEREFORE, in consideration of the foregoing, the receipt of which is acknowledged, and of the mutual agreement of the parties hereto to the terms and conditions hereinafter contained, Landlord and Tenant hereby covenant and agree as follows:

1. Basic Lease Terms.

1.1. Reference Date of Lease. June     , 2009

1.2. Landlord. COLUMBIA TECH CENTER, L.L.C., a Washington limited liability company (“Landlord”)

Address for Payment of Rent:	Columbia Tech Center, L.L.C.
Unit 37 – ctc550 – nautil01
P. O. Box 4800
Portland, OR 97208-4800
(The unit number must be listed on a separate line from the PO Box.)
Telephone (503) 624-6300
Facsimile (503) 624-7755

Address For Notices:	Columbia Tech Center, L.L.C.
Attn: Legal Dept – ctc550 – nautil01
15350 S.W. Sequoia Parkway, Suite 300
Portland, OR 97224
Telephone (503) 624-6300
Facsimile (503) 624-7755

1.3. Tenant. NAUTILUS, INC., a Washington corporation (“Tenant”)

Trade Name: Nautilus

Address for Invoices:	Nautilus, Inc.
Attn: Accounts Payable
16400 SE Nautilus Drive
Vancouver, WA 98683
Telephone: 360-859-2968
Email: ap@nautilus.com

Address for Notices:	Nautilus, Inc.
Attn: Wayne Bolio
16400 SE Nautilus Drive
Vancouver, WA 98683
Telephone: (360) 859-2511
Facsimile: (360) 694-7755

Taxpayer ID Number:	94-3002667

1.4. Building; Basement. The approximately 488,808 rentable square foot building shown on Exhibit A (the “Building”). That portion of the Building which comprises the basement of the Building shall be known herein as the “Basement”.

1.5. Premises; Premises Area. A portion of the Building located at the address commonly known as 16400 SE Nautilus Drive, Vancouver, WA 98683, as generally shown on the attached Exhibit A-2 (the “Premises”) and which includes a depiction of the points of ingress and egress with respect to the Premises. Subject to the provisions of Paragraph 2.2, the Premises shall consist of approximately 93,099 usable square feet of office space (the “Premises Area”).

1.6. Outside Area. All areas and facilities within the Park (as defined below) not appropriated to the exclusive occupancy of tenants, including all non-reserved vehicle parking areas, traffic lanes, driveways, sidewalks, pedestrian walkways, landscaped areas, signs, service delivery facilities, truck maneuvering areas, trash disposal facilities, common storage areas, common utility facilities and all other areas for non-exclusive use (the “Outside Area”). Landlord reserves the right to change, reconfigure or rearrange the Outside Area and to do such other acts in and to the Outside Area as Landlord deems necessary or desirable.

1.7. Park. The project in which the Premises and Building are located (and which includes the Premises and Building) is commonly known as Columbia Tech Center (the “Park”), as more particularly shown on Exhibit A-1 attached hereto and incorporated herein.

1.8. Permitted Use. Tenant shall use the Premises only for (i) general office purposes, call center, storage, retail sales and displays, and such other lawful uses as are incidental to and required to support the general office use of the Premises by Tenant, such as computer operations, telecommunications and employee support areas (i.e., training facilities, lunchrooms and vending machines) for the exclusive use of Tenant and its employees, (ii) research and development functions provided that only the portion of the Premises located in the Basement is used for such research and development functions, and (iii) reliability testing and engineering, machine shop, shipping and receiving of items not typically received in a general office use, prototyping, product development, and electrical engineering provided that only the portion of the Premises located in the Basement is used for any uses listed in this clause (iii) (as used in this clause (iii), the “Basement Uses”); the respective uses set forth herein shall be known singularly and collectively as the “Permitted Use”. Notwithstanding the foregoing, employees performing various functions may use any portion of the Premises so long as the locational limitations set forth above regarding the Permitted Use are fulfilled.

1.9. Lease Term.

Commencement Date: July 3, 2009 provided that Tenant has complied with all applicable provisions of the Full Building Lease including, without limitation, timely payment to Landlord of the Termination Fee equal to One Million Nine Hundred Thousand and No/100 Dollars ($1,900,000.00) (the “Commencement Date”). If the conditions in the immediately preceding sentence have not been met as of July 3, 2009, the Commencement Date shall be that day immediately following the Cancellation Date, as such term is used and defined in the Full Building Lease. Effective upon payment of the Termination Fee, the Full Building Lease shall be deemed terminated as provided in that certain Lease Termination Agreement by and between Landlord and Tenant dated as of the same date as this Lease.

Expiration Date: The last day of the sixtieth (60th) full calendar month following the month in which the Commencement Date occurs (the “Expiration Date”), subject to the provisions of Paragraph 26.1. The period of time commencing on the Commencement Date and expiring on the original Expiration Date as set forth above shall be known as the “Initial Term”.

Number of Full Calendar Months: Approximately sixty (60); if the Commencement Date does not occur on the first day of a month, the Lease Term shall include that portion of the month in which the Commencement Date occurs which follows the Commencement Date (the “First Partial Month”).

Early Lease Period: The period of the Lease Term commencing on the Commencement Date and continuing through ninety (90) days thereafter, during which Early Lease Period the provisions of Paragraph 3.2 of this Lease shall control over any conflicting provisions in this Lease or otherwise.

1.10. Base Rent. Subject to Paragraphs 3, 4.1 and 26.1, monthly payments of base rent (“Base Rent”) during the Initial Term and (if applicable) the Renewal Term shall be according to the following schedule (monthly payments of Base Rent during the Early Lease Period shall be as set forth in Paragraph 3.2):

Period of Time	Annual Full Service Base Rent per usable square foot (“psf”)	Total Monthly Base Rent
Initial Term following expiration of Early Lease Period:	$9/psf per year for portion of Premises in Basement $16/psf per year for remaining portion of Premises	$112,855.58

Renewal Term:	$9.90/psf per year for portion of Premises in Basement $17.60/psf per year for remaining portion of Premises	$124,141.14

If the Commencement Date does not occur on the first day of a month, Base Rent for the First Partial Month shall be equal to the initial monthly Base Rent set forth in the chart above, prorated to reflect the number of days during the First Partial Month.

1.11. Security Deposit. One Hundred Twelve Thousand Eight Hundred Fifty-Five and 58/100 Dollars ($112,855.58) (the “Security Deposit”).

1.12. Tenant’s Proportionate Share(s). Subject to Paragraphs 3.2 and 9.2, (i) Tenant’s initial proportionate share for Taxes (as defined in Paragraph 9.3) is 22.86%, and (ii) Tenant’s initial proportionate share for Operating Expenses (as defined in Paragraph 9.4) is 22.86%. Tenant acknowledges and agrees that a 20.03% load factor (the “Load Factor”) has been applied (and will be applied) to convert the usable square footage of the Premises to rentable square footage for purposes of calculating Tenant’s proportionate share(s) set forth herein.

1.13. CC&R’s. For purposes of this Lease, the term “CC&R’s,” as such CC&R’s may be amended from time to time, shall mean collectively (i) that certain Master Declaration of Covenants, Conditions, Restrictions and Easements for Columbia Tech Center dated January 5, 1997 and recorded as Instrument No. 9701170005 on January 17, 1997 in the records of Clark County, Washington, as amended by Amendment to Master Declaration of Covenants, Conditions, Restrictions and Easements for Columbia Tech Center dated July 30, 2002 and recorded as Instrument No. 3500189 on August 13, 2002 in the Records of Clark County, Washington, and also as amended by Second Amendment to Master Declaration of Covenants, Conditions, Restrictions and Easements for Columbia Tech Center dated August 12, 2002, and recorded as Instrument No. 3500390 on August 13, 2002, in the records of Clark County, Washington, and also as amended by Third Amendment to Master Declaration of Covenants, Conditions, Restrictions and Easements for Columbia Tech Center dated November 15, 2004, and recorded as Instrument No. 3910991 on November 22, 2004, in the records of Clark County, Washington (the “Master Covenants”), and (ii) that certain Development Agreement between Columbia Tech Center, L.L.C., a Washington limited liability company, and the City of Vancouver, Washington, a Washington municipal corporation, as recorded in the records of Clark County, Washington as Instrument No. 3305320, as amended by First Addendum to Columbia Tech Center Development Agreement dated February 3, 2003 and recorded as Instrument No. 3589540, and also as amended Second Addendum to Columbia Tech Center Development Agreement dated May 19, 2003, and recorded as instrument No. 3667929 (the “Development Agreement”), and also as amended by Third Addendum to Columbia Tech Center Development Agreement dated June 20, 2005, and recorded as instrument No. 4017454.

1.14. Landlord’s Work. Those improvements to the Premises to be constructed by Landlord pursuant to Exhibit B (“Landlord’s Work”).

1.15. Guarantor(s). Not applicable.

1.16. Fiscal Year. January 1 through December 31 (each, a “Fiscal Year”).

1.17. Base Year. The 2010 Fiscal Year (“Base Year”).

This lease (this “Lease”) is entered into by Landlord and Tenant described in the Basic Lease Terms on the date set forth for reference only in the Basic Lease Terms.

2. Landlord’s Work; Measurement of Premises.

2.1. Landlord’s Work; As-Is.

2.1.1. Tenant acknowledges that Tenant shall remain in possession of the Premises during performance of Landlord’s Work. Landlord and Tenant shall reasonably cooperate with each other with respect to performance of Landlord’s Work such that, subject to force majeure as described in Paragraph 24.1, Tenant is entirely moved into the Premises no later than October 1, 2009. However, delays in the performance of Landlord’s Work shall not postpone the Commencement Date of this Lease. Tenant hereby acknowledges that Tenant has inspected the Premises and, subject to the performance of Landlord’s Work, agrees to continue Tenant’s possession of the Premises “AS IS” and in their present condition, and without any representation or warranty by or from Landlord as to the condition of the Premises, the habitability of the Premises, the fitness of the Premises for the Permitted Use and/or the conduct of Tenant’s business in the Premises, or the zoning of the Premises.

2.1.2. Landlord agrees to competitively bid the major subcontractor portions of Landlord’s Work construction with qualified tenant subcontractors that are reasonably acceptable to Landlord. Tenant shall pay all costs associated with Landlord’s Work including, but not limited to, costs and fees associated with architectural, engineering and construction, as follows:

(i) Not more than one (1) time per month during performance of Landlord’s Work, Tenant shall pay to Landlord the costs incurred by Landlord to date in connection with Landlord’s Work (each, a “Progress Payment”); each Progress Payment shall be paid by Tenant within twenty (20) days after Landlord has paid for those sums, costs and expenses due for, or purporting to be due for, that portion of work, labor, services, materials, supplies or equipment furnished or claimed to be furnished to or for, or in connection with, the Landlord’s Work to date and has provided Tenant with copies of such paid invoices.

(ii) Upon completion by Landlord of all Landlord’s Work, Tenant shall pay to Landlord any remaining portion of the costs and fees of Landlord’s Work not previously paid to Landlord within twenty (20) days after Landlord has paid for all sums, costs and expenses due for, or purporting to be due for, any work, labor, services, materials, supplies or equipment furnished or claimed to be furnished to or for, or in connection with, Landlord’s Work and has provided Tenant with copies of such paid invoices.

2.1.3. Landlord and Tenant agree to communicate and reasonably cooperate with each other with respect to the performance of Landlord’s Work such that Landlord is able to perform Landlord’s Work economically and efficiently without unreasonable disruption to Tenant’s continuing operations in the Premises. However, Tenant understands that Landlord generally shall be performing Landlord’s Work during business hours and that Landlord’s Work must be performed in the Premises and the remainder of the Building leased by Tenant under the Full Building Lease prior to termination thereof, provided, however, that Landlord will confine to after work hours any portion of Landlord’s Work mutually reasonably determined by Tenant and Landlord to be unreasonably disruptive to the conduct of Tenant’s business and operations in the Premises. Accordingly, notwithstanding any provision to the contrary contained in this Lease or in the Full Building Lease, Landlord and Landlord’s contractors, agents and employees shall have all access and other rights reasonably required in order to perform and complete Landlord’s Work and such performance and completion of Landlord’s Work shall in no way constitute constructive eviction of Tenant from any portion of the Premises or the Building nor shall Tenant be entitled to abatement or reduction of Base Rent, Additional Rent or other charges payable by Tenant under this Lease or the Full Building Lease as a result thereof. Tenant’s reasonable cooperation with Landlord shall include, without limitation, removing from the interior walls of the Premises and/or the Building (as applicable) all pictures, posters, artwork, pins, tape and other items not intended to receive paint and moving any and all furniture, equipment and other property away from the portion(s) of the Premises and/or the Building (as applicable) where Landlord’s Work is being performed prior to Landlord commencing the relevant portion of Landlord’s Work.

2.2. Measurement of Premises. Within thirty (30) days following completion of Landlord’s Work as provided herein Tenant, at its sole cost and expense, shall have the right to cause a licensed architect or surveyor to measure the Premises for deviations in the usable square footage of the Premises using the BOMA office building standard of measurement (the “Tenant Remeasurement”). If Tenant elects to have the Premises remeasured, Tenant may provide the findings of the Tenant Remeasurement to Landlord on or prior to the expiration of the thirty (30) day period. If Tenant fails to deliver the findings of the Tenant Remeasurement to Landlord on or prior to the expiration of the thirty (30) day period, the usable square footage of the Premises Area stated in Paragraph 1.5 shall control for all purposes under this Lease. If the usable square footage of the Premises in any such Tenant’s Remeasurement timely provided to Landlord differs from the usable square footage of the Premises Area stated in Paragraph 1.5, the parties, in good faith, shall resolve the disparity in the measurement of the usable square footage of the Premises and shall agree upon the correct usable square footage of the Premises within ten (10) days following receipt by Landlord of Tenant’s Remeasurement. Following the determination of the usable square footage of the Premises as set forth in this Paragraph 2.2, the Base Rent set forth in Paragraph 1.10 and Tenant’s Proportionate Share shall be recalculated (subject to the provisions of Paragraph 9.2 and the Load Factor as set forth in Paragraph 1.12) and shall be confirmed in a writing executed by both Landlord and Tenant.

3. Lease Term; Initial Tenant Obligations.

3.1. Lease Term. The term of this Lease shall commence on the Commencement Date and expire on the Expiration Date (the “Lease Term”). The Expiration Date of this Lease shall be as defined in the Basic Lease Terms. Landlord and Tenant shall each have a one (1)-time right to obtain written confirmation of the Commencement Date and Expiration Date, which written confirmation shall be delivered by the other party within fifteen (15) days following receipt of written request from either Landlord or Tenant.

3.2. Early Lease Period. Notwithstanding any provision to the contrary set forth in this Lease or otherwise, during the Early Lease Period, the following provisions shall control:

3.2.1. Monthly Base Rent payable by Tenant for the Premises shall be One Hundred Fifty-Eight Thousand Three Hundred Thirty-Three and No/100 Dollars ($158,333.00) per month; and

3.2.2. Tenant’s proportionate share of Taxes and Operating Expenses shall be calculated and payable by Tenant as though Tenant were occupying the entire Building as set forth in the Full Building Lease; and

3.2.3. Tenant shall continue to provide its own utilities and services as set forth in Paragraph 6 of the Full Building Lease; and

3.2.4. Tenant shall continue to perform maintenance and repair of the full Building in the manner and as set forth in Paragraph 8 of the Full Building Lease including, without limitation, any replacement required in order for Tenant to put the Surrendered Space (as defined below) in the condition required under the Full Building Lease for surrender by Tenant to Landlord (Landlord shall continue to maintain and repair and replace the full Building in the manner and as set forth in Paragraph 7 of the Full Building Lease). Tenant shall have the right to use and occupy those portions of the Building not comprising the Premises (the “Surrendered Space”) for general office use only until Landlord’s Work is completed. In addition, within thirty (30) days following the execution of this Lease, Tenant shall provide to Landlord a list of all contracts and agreements to which Tenant is a party that concern any portion of the Building. Within fifteen (15) days following Tenant’s delivery of this list, Landlord shall confirm in writing to Tenant any contracts or agreements that Landlord desires to assume from Tenant and, provided such contracts or agreements are assumable, Landlord and Tenant shall execute such documents as are reasonably necessary for Landlord to assume those contracts and agreements which Landlord has elected to assume. Tenant shall terminate, effective as of the expiration of the Early Lease Period, all other contracts and agreements to which Tenant is a party that concern any portion of the Building other than the Premises. Tenant will surrender to Landlord the Surrendered Space in the condition required under the Full Building Lease (which shall be determined based on a walk-through inspection conducted and documented jointly by representatives of Landlord and Tenant within sixty (60) days of substantial completion of Landlord’s Work and which shall include, without limitation, an inspection of the mechanical, electrical and plumbing systems serving the Building to ensure that all such systems are in good operating condition and repair).

4. Rent Payment.

4.1. Base Rent; Additional Rent. Tenant shall pay to Landlord the Base Rent for the Premises set forth in this Lease and all amounts other than Base Rent that this Lease requires (“Additional Rent”) without demand, deduction or offset. Payment shall be made in U.S. currency by checks payable to Landlord and mailed to the address for rent payments as set forth above or as otherwise may be designated in writing by Landlord. Base Rent and Additional Rent shall be payable in advance on the first day of each month during the Lease Term. Base Rent and Additional Rent for any partial month during the Lease Term shall be prorated to reflect the number of days during the relevant month. Payment by Tenant or receipt by Landlord of any amount less than the full Base Rent or Additional Rent due from Tenant, or any disbursement or statement on any check or letter accompanying any check or rent payment, shall not in any event be deemed an accord and satisfaction. Landlord may accept such check or payment without prejudice to Landlord’s right to recover the balance of such rental or pursue any other remedy provided in this Lease.

4.2. Lockbox Payments. If Landlord directs Tenant to pay Base Rent, Additional Rent or other charges under this Lease to a “lockbox” or other depository whereby checks issued in payment of such items are initially cashed or deposited by a person or entity other than Landlord (albeit on Landlord’s authority) then, for any and all purposes under this Lease: (i) Landlord shall be deemed to have accepted such payment if (and only if) Landlord shall not have immediately refunded (or attempted to immediately refund) such payment to Tenant, and (ii) Landlord shall not be bound by any endorsement or statement on any check or any letter accompanying any check or payment and no such endorsement, statement or letter shall be deemed an accord and satisfaction. Landlord or Landlord’s bank may accept such check or payment without prejudice to Landlord’s right to recover the balance of such rent or pursue any other remedy provided in this Lease, at law or in equity.

5. Security Deposit.

Simultaneous with Tenant’s execution and delivery of this Lease to Landlord, Tenant shall pay the Security Deposit stated in the Basic Lease Terms. The Security Deposit shall be a debt from Landlord to Tenant. Landlord may commingle the Security Deposit with its funds and shall have no obligation to pay any interest on the Security Deposit. Landlord shall have the right to offset against the Security Deposit any sums owing from Tenant to Landlord and not paid when due, any damages caused by Tenant’s default, the cost of curing any default by Tenant should Landlord elect to do so, and the cost of performing any repair, maintenance or cleanup that is the responsibility of Tenant under this Lease. Offset against the Security Deposit shall not be an exclusive remedy in any of the above cases but may be invoked by Landlord, at its option, in addition to any other remedy provided by law or this Lease for Tenant’s nonperformance. Landlord shall give notice to Tenant each time an offset is claimed against the Security Deposit, and unless the Lease is terminated, Tenant shall within ten (10) days after such notice deposit with Landlord a sum equal to the amount of the offset so that the total deposit amount, net of offset, shall remain constant throughout the Lease Term. Tenant’s failure to make such deposit after offset shall be a default under this Lease. Any remaining balance of such Security Deposit shall be returned by Landlord to Tenant (or the then current assignee of Tenant’s right, title and interest in and to this Lease) when Tenant’s obligations under this Lease have been fulfilled.

6. Use of the Premises; Hazardous Substances.

6.1. Permitted Use. Subject to Tenant’s acknowledgment set forth in Paragraph 2.1, the Premises shall be used for the Permitted Use set forth in the Basic Lease Terms and for no other purpose without Landlord’s prior written consent which (i) as to all portions of the Premises other than the portion of the Premises located in the Basement, may be withheld in Landlord’s sole and absolute discretion and (ii) with respect to the portion of the Premises located in the Basement, shall not be unreasonably withheld.

6.2. Compliance with Applicable Laws and Requirements. In connection with its use of the Premises, Tenant shall at its expense comply with the CC&R’s, all applicable laws, ordinances, regulations, codes and orders of any governmental or other public authority including without limitation, any and all Environmental Laws as defined in Paragraph 6.7.6 (together with any supplements or modifications thereto, “Applicable Laws”), and also including, without limitation, those requiring alteration of the Premises because of Tenant’s specific use or required pursuant to Paragraph 6.7; shall create no nuisance nor allow any objectionable liquid, odor, or noise to be emitted from the Premises; shall store no gasoline or other highly combustible materials on the Premises which would violate any applicable fire code or regulation nor conduct any operation that shall increase Landlord’s fire insurance rates for the Premises, the Building or the Park; shall not invalidate or impair any roof warranty; and shall not overload the floors or electrical circuits of the Premises. Tenant, at Tenant’s sole cost and expense, shall obtain and maintain any and all permits and licenses required in order for Tenant to operate the Permitted Use in the Premises. Landlord certifies that as of the completion of Landlord’s Work all portions of the Premises improved or modified, or both, by Landlord’s Work shall comply with the requirements of the Americans with Disabilities Act of 1990, as amended (the “ADA”) to the extent required for obtaining a permanent Certificate of Occupancy for use of the Premises for the Permitted Use.

6.3. No Overloading. Without limiting the foregoing and subject to Paragraph 6.5, Tenant, at Tenant’s sole cost and expense, shall install (i) in the Premises other than the portion thereof located in the Basement only such equipment as is customary for general office use and (ii) in the portion of the Premises located in the Basement such equipment as is customary for the Basement Uses, and in any event shall not overload the walls, ceilings, floors or electrical circuits of the Premises or Building. Prior to Tenant’s installation of any equipment other than as described in the immediately preceding sentence which is required for the Basement Uses under Paragraph 1.8, Tenant, at Tenant’s sole cost and expense, shall confirm (and deliver proof of such confirmation to Landlord) that the installation and use of any such equipment will not overload the walls, ceiling, floors or electrical circuits of the Premises or Building. Any power-driven machinery or equipment which Tenant proposes to install shall be subject to Landlord’s prior written consent; without limiting the foregoing, such consent may be conditioned upon Tenant retaining at Tenant’s sole cost and expense (A) a qualified electrician mutually selected by Landlord and Tenant whose opinion shall control regarding electrical circuits and (B) a qualified engineer or architect mutually selected by Landlord and Tenant whose opinion shall control regarding floor loads. If equipment installed or used by Tenant generates heat, any additional air conditioning or ventilation desired by Tenant shall be installed only following Tenant’s receipt of Landlord’s consent as provided in Paragraph 6.5 at Tenant’s sole cost and expense.

6.4. Signage. Landlord, as part of Landlord’s Work, shall relocate Tenant’s current entry sign as more particularly shown in Exhibit B. Tenant, at Tenant’s sole cost and expense, may maintain its current signage on the existing monument sign located at the main entrance to the parking area serving the Building off of SE 164th Avenue. All signage and the installation and maintenance thereof shall comply with all Applicable Laws, the CC&R’s and Landlord’s then current signage criteria for the Building and/or Park. No signs shall be painted on or attached to the Building. All signs installed by Tenant shall be removed, at Tenant’s sole cost and expense, upon termination of this Lease with the sign location restored to its former state.

6.5. Alterations. Tenant shall make no alterations, additions or improvements to the Premises without Landlord’s prior written consent as provided herein (except for Cosmetic Alterations as defined below) and in any event without a valid building permit issued by the appropriate governmental agency. To the extent that any alterations, additions or improvements to the Premises constitute “Major Alterations” (as defined below), Landlord may withhold its consent in Landlord’s sole and absolute discretion; otherwise, Landlord’s consent to any alterations, additions or improvements to the Premises other than Major Alterations shall not be unreasonably withheld. As used herein, “Major Alterations” shall mean any alterations, additions or improvements (i) which are visible from outside the Premises and/or Building (including design and aesthetic changes), and/or (ii) to the exterior of the Building, the roof of the Building, the heating, ventilation and/or air conditioning systems serving the Premises, the fire sprinkler, plumbing, electrical, mechanical and/or any other systems serving the Premises, any interior, load-bearing walls and/or the foundation of the Building. “Cosmetic Alterations” shall mean alterations, additions or improvements to the interior of the Premises which do not constitute Major Alterations, are cosmetic in nature and have a cost (per project) not more than Thirty Thousand and No/100 Dollars ($30,000.00), for which Landlord’s prior written consent shall not be required provided Tenant complies with all other requirements of this Paragraph 6.5. Tenant shall notify Landlord in writing at least fifteen (15) days prior to commencement of any such work to enable Landlord to post a Notice of Non-Responsibility or other notice deemed proper before the commencement of such work. Any and all such alterations, additions or improvements shall comply with all Applicable Laws including, without limitation, obtaining any required permits or other governmental approvals. Upon termination of this Lease, any alterations, additions and improvements (including without limitation all electrical, lighting, plumbing, heating and air-conditioning equipment, doors, windows, partitions, drapery, carpeting, shelving, counters, and physically attached fixtures) made by Tenant shall at once become part of the realty and belong to Landlord unless the terms of the applicable consent provide otherwise, or Landlord requests that part or all of the additions, alterations or improvements be removed. In such case, Tenant, at its sole cost and expense, shall promptly remove the specified additions, alterations or improvements and shall fully repair and restore the relevant portion(s) of the Premises to the condition in which Tenant is otherwise required to surrender the Premises under Paragraph 18.1, provided, however, that Tenant shall not be required to remove or restore the Premises with respect to (a) any portion of Landlord’s Work or (b) any of the additions, improvements or alterations to the Premises of any kind in the event Landlord terminates this Lease pursuant to Paragraph 25 or causes Tenant to relocate pursuant to Paragraph 25.4 or Paragraph 26.2 (provided that nothing in this sentence shall limit Tenant’s obligation to remove additions, improvements or alterations made to the Substitution Space (as defined in Paragraph 25.4), the Building Relocation Space (as defined in Paragraph 26.2.1) or the Executive Offices Relocation Space (as defined in Paragraph 26.2.2), as may be applicable.

6.6. Cabling. Any installation of cabling or wiring (collectively, “Cabling”) shall be performed pursuant to Paragraph 6.5, shall meet the requirements of the National Electrical Code (as may be amended from time to time), and shall comply with all Applicable Laws. On or prior to the expiration or earlier termination of this Lease, Tenant, at Tenant’s sole cost and expense, shall remove all Cabling so installed during the Lease Term unless Landlord, in its sole and absolute discretion, elects in writing to waive this requirement. Any Cabling removed by Tenant shall be disposed of by Tenant, at Tenant’s sole cost and expense, in accordance with all Applicable Laws. Without limiting the foregoing, Tenant shall not be required to remove any cabling or wiring installed in the Building prior to commencement of the Lease Term under this Lease including, without limitation, installed under the terms and conditions of the Full Building Lease.

6.7. Hazardous Substances.

6.7.1. Use of Hazardous Substances. Tenant shall not cause or permit any Hazardous Substances (as defined in Paragraph 6.7.6) to be spilled, leaked, disposed of or otherwise released on, under or about the Premises, the Outside Area or any other portion of the Park. Subject to the provisions of this Paragraph 6.7, (i) Tenant may use on the Premises only those Hazardous Substances typically used in the prudent and safe operation of the Permitted Use, and (ii) Tenant may store such Hazardous Substances on the Premises, but only in quantities necessary to satisfy Tenant’s reasonably anticipated needs. In addition to complying with Paragraph 6.2, Tenant shall exercise the highest degree of care in the use, handling and storage of Hazardous Substances and shall take all practicable measures to minimize the quantity and toxicity of Hazardous Substances used, handled or stored on the Premises.

6.7.2. Notice of Release. Tenant shall notify Landlord, including delivery of notice by facsimile (in addition to delivery of notice as set forth in Paragraph 24.7), immediately upon becoming aware of the following: (i) any spill, leak, disposal or other release of any Hazardous Substances on, under or about the Premises, the Outside Area or any other portion of the Park; (ii) any notice or communication from a governmental agency or any other person relating to any Hazardous Substances on, under or about the Premises; or (iii) any violation of any Environmental Laws with respect to the Premises or Tenant’s activities on or in connection with the Premises.

6.7.3. Spills and Releases. In the event of a spill, leak, disposal or other release of any Hazardous Substances on, under or about the Premises, the Outside Area or any other portion of the Park caused by Tenant or any of its contractors, agents or employees or invitees, or the suspicion or threat of the same, Tenant shall (i) immediately undertake all emergency response necessary to contain, cleanup and remove the released Hazardous Substance(s), (ii) promptly undertake all investigatory, remedial, removal and other response action necessary or appropriate to ensure that any Hazardous Substances contamination is eliminated to Landlord’s reasonable satisfaction, and (iii) provide Landlord copies of all correspondence with any governmental agency regarding the release (or threatened or suspected release) or the response action, a detailed report documenting all such response action, and a certification that any contamination has been eliminated. All such response action shall be performed, all such reports shall be prepared and all such certifications shall be made by an environmental consultant reasonably acceptable to Landlord.

6.7.4. Investigations. If Landlord at any time during the Lease Term (including any holdover period) reasonably believes that Tenant is not complying with any of the requirements of this Paragraph 6.7, Landlord may require Tenant to furnish to Landlord, at Tenant’s sole expense and within thirty (30) days following Landlord’s request therefor, an environmental audit or any environmental assessment with respect to the matters of concern to Landlord; provided, however, that Landlord will reimburse Tenant for such expense if the audit or assessment does not disclose any material noncompliance with the requirements of this Paragraph 6.7. Such audit or assessment shall be prepared by a qualified consultant reasonably acceptable to Landlord.

6.7.5. Indemnity.

(i) Tenant’s Indemnity. Tenant shall indemnify, defend and hold harmless Landlord, its employees and agents, any persons holding a security interest in the Premises or any other portion of the Park, and the respective successors and assigns of each of them, for, from and against any and all claims, demands, liabilities, damages, fines, losses (including without limitation diminution in value), costs (including without limitation the cost of any investigation, remedial, removal or other response action required by Environmental Laws) and expenses (including without limitation attorneys fees and expert fees in connection with any trial, appeal, petition for review or administrative proceeding) arising out of or in any way relating to the use, treatment, storage, generation, transport, release, leak, spill, disposal or other handling of Hazardous Substances on, under or about the Premises by Tenant or any of its contractors, agents or employees or invitees. Landlord’s rights under this Paragraph 6.7.5(i) are in addition to and not in lieu of any other rights or remedies to which Landlord may be entitled under this Lease or otherwise. In the event any action is brought against Landlord by reason of any such claim, Tenant shall resist or defend such action or proceeding by counsel satisfactory to Landlord upon Landlord’s demand. The obligation to indemnify, defend and hold harmless shall include, without limitation, (A) reasonable costs incurred in connection with investigation of site conditions, (B) reasonable costs of any cleanup, remedial, removal or restoration work required by any federal, state or local governmental agency or political subdivision with respect to Hazardous Substances, (C) diminution in value of the Premises and/or any other portion of the Park, (D) damages arising from any adverse impact on marketing of space in the Building and/or any other portion of the Park, (E) reasonable sums paid in settlement of claims, attorneys fees, consultant and laboratory fees and expert fees, and (F) the value of any loss of the use of the Premises or any other portion of the Park or any part thereof.

(ii) Landlord’s Indemnification. Landlord shall indemnify, defend and hold harmless Tenant and its employees and agents and the respective successors and assigns of each of them, for, from and against any and all claims, demands, liabilities, damages, fines, losses (including without limitation diminution in value), costs (including without limitation the cost of any investigation, remedial, removal or other response action required by Environmental Laws) and expenses (including without limitation attorneys fees and expert fees in connection with any trial, appeal, petition for review or administrative proceeding) arising out of or in any way relating to the actual or alleged use, treatment, storage, generation, transport, release, leak, spill, disposal or other handling of Hazardous Substances on the Premises by Landlord, or any of its contractors, agents or employees or by Landlord’s previous tenants of the Premises. Tenant’s rights under this Paragraph 6.7.5(ii) are in addition to and not in lieu of any other rights or remedies to which Tenant may be entitled under this Lease or otherwise. In the event any action is brought against Tenant by reason of any such claim, Landlord shall resist or defend such action or proceeding by counsel satisfactory to Tenant upon Tenant’s demand. The obligation to indemnify, defend and hold harmless shall include, without limitation, reasonable sums paid in settlement of claims, attorneys fees, consultant and laboratory fees and expert fees.

(iii) Subject to the provisions of this Paragraph 6.7.5(iii), as between Tenant and Landlord, Tenant’s and Landlord’s respective obligations under this Paragraph 6.7.5 shall survive for a period of sixty (60) full calendar months immediately following the expiration or termination of this Lease for any reason. Notwithstanding any provision to the contrary, nothing contained in the immediately preceding sentence shall be deemed to limit in any manner a party’s obligations under this Paragraph 6.7.5 or the survival thereof to the extent (A) arising in connection with any claim, investigation, action or other proceeding initiated or conducted by any governmental or other public or regulatory agency or authority or (B) of any rights of contribution one party may have against the other party under applicable Environmental Laws.

6.7.6. Definitions. The term “Environmental Laws” shall mean any and all federal, state, or local laws, statutes, rules, regulations, ordinances, or judicial or administrative decrees or orders relating to: (i) health, safety or environmental protection; (ii) the emissions, discharges, releases or threatened releases of pollutants, contaminants or toxic or hazardous materials into the environment (including, without limitation, ambient air, surface water, ground water or subsurface strata); or (iii) the use, storage, treatment, transportation, manufacture, refinement, handling, production or disposal of, or exposure to pollutants, contaminants or toxic or hazardous materials, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act, 42 USC §9601 et seq. (“CERCLA”), as amended and judicially and administratively interpreted through the date hereof, and all regulations promulgated thereunder as of such date. The term “Hazardous Substance” (collectively, “Hazardous Substances”) shall mean: (i) any products, materials, solvents, elements, compounds, chemical mixtures, contaminants, pollutants, or other substances identified as toxic or hazardous under CERCLA or any other Environmental Laws; and (ii) the following substances: PCBs, gasoline, kerosene or other petroleum products, toxic pesticides and herbicides, volatile and/or chlorinated solvents, materials containing asbestos or formaldehyde and radioactive materials.

6.8. Moving; Access. Tenant shall move large items in and out of the Building or make independent use of the elevators for any purposes other than the transport of individuals only prior to 8 a.m. or after 5 p.m. on weekdays, at any time on weekends, or otherwise at times previously approved by Landlord. To the extent Tenant is moving items other than machines and equipment in and out of the Building as part of Tenant’s normal business practices, Tenant shall provide Landlord with at least twenty-four (24) hours prior notice to Landlord of the intended move. Landlord will not unreasonably withhold its consent under this Paragraph 6.8, provided that Tenant complies with all reasonable directives of Landlord regarding protection of the Building and Outside Area including, without limitation, laying plywood or other material suitable to protect against damage on all Building floor finishes.

6.9. Generator. During the Lease Term, Tenant shall continue to have exclusive use of that one (1) emergency generator model number 350DFCC-R, Serial Number G980775323 located (the “Generator”). Landlord, at Tenant’s sole cost and expense, shall (i) cause to be installed security mechanisms for purposes of alerting both Landlord and Tenant as to any leakage or other problems involving the functioning of the Generator and (ii) maintain and repair the Generator and all ancillary fuel storage tanks and facilities in good condition and repair and in compliance with all Applicable Laws. Tenant shall pay all costs and expenses incurred by Landlord in the performance of Landlord’s obligations under this Paragraph 6.9 as part of Tenant’s payment of Operating Expenses.

7. Utilities and Services.

7.1. Utility Charges. Subject to the provisions of Paragraph 3.2, Landlord shall, at its expense, furnish Tenant with the services and utilities listed below in this Paragraph 7.1 in such quantity and of such quality as is customary in comparable office buildings in the Vancouver, Washington metropolitan area. For purposes hereof, “Normal Business Hours” shall mean Monday through Sunday, 6:00 A.M. through 9:00 P.M.

7.1.1. Elevator service serving all floors of the Premises at all times, subject to repair, replacement and maintenance as necessary.

7.1.2. Heating and air conditioning serving the Premises to maintain a temperature condition which provides for comfortable occupancy of the Premises for a general office use during Normal Business Hours provided that Tenant complies with Landlord’s instructions regarding use of draperies and thermostats and Tenant does not utilize heat generating machines or equipment which affect the temperature otherwise maintained by the air conditioning system. Tenant may request heat and air conditioning during other than Normal Business Hours during the week or on Saturdays, Sundays or holidays. The cost of such additional service shall be borne by Tenant at rates established by Landlord, which rates shall be provided at Tenant’s request. Tenant acknowledges and agrees that the atrium area of the Building may not be heated and/or cooled to maintain occupant comfort with the understanding that such atrium area will be used by Tenant, its employees, agents, contractors and invitees for limited ingress and egress to and from the Premises.

7.1.3. Water for drinking, lavatory and toilet purposes.

7.1.4. Subject to the provisions of Paragraph 7.2, electrical service for lighting and operation of customary office equipment for a general office use and the Basement Uses.

7.1.5. Janitorial service three (3) days per week and otherwise in the manner that such janitorial services are customarily furnished in “Class A” office buildings in the area.

7.2. Use of Utilities. Tenant shall comply with all Applicable Laws regarding the use or reduction of use of utilities in the Premises. If Tenant’s use of the Premises results in a material increase in the amount of electricity required beyond the amount required for typical office use during Normal Business Hours, then Tenant shall pay a reasonable charge for such increase in electricity requirements when requested to do so by Landlord. Without limiting the foregoing, Tenant shall pay all electricity and other utility charges in connection with the Basement Uses to the extent the use of electricity or other utilities for the Basement Uses exceeds the proportionate amount of electricity used by Tenant in the portion of the Premises located in the Basement at the commencement of the Lease Term (as reasonably estimated by Landlord).

7.3. No Warranty. Landlord does not warrant that any of the services and utilities referred to above will be free from interruption. Any service or utility may be suspended by reason of accident, necessary repairs, alterations or improvements, or force majeure as described in Paragraph 24.1 provided that any interruption in any service or utility caused by the actions of Landlord or Landlord’s agents, contractors or employees which, in Tenant’s reasonable judgment, severely interferes with Tenant’s use of the Premises for the Permitted Use for a period of five (5) consecutive business days shall entitle Tenant to abatement thereafter (until such interruption is cured) of Base Rent and Tenant’s payments of Operating Expenses and Taxes in an aggregate amount reasonably proportionate (in Landlord’s and Tenant’s mutual reasonable discretion) to the severity of the interruption. Interruption of services and utilities shall not be deemed an eviction or disturbance of Tenant’s use and possession of the Premises or render Landlord liable to Tenant for damages, or relieve Tenant from performance of Tenant’s obligations under this Lease.

8. Maintenance and Repairs.

8.1. Landlord’s Maintenance and Repairs.

8.1.1. Subject to Paragraph 3.2, Landlord’s maintenance, repair and replacement obligations which are paid by Landlord and not reimbursed by Tenant are set forth in this Paragraph 8.1.1. Landlord, at its own cost and expense, shall be responsible only for (i) roof replacement, (ii) repair and replacement of the foundation of the Building and (iii) repair and replacement of the structural elements of the Building. Tenant shall immediately give Landlord written notice of defect or need for repairs required per the terms of this Lease, following the receipt of which Landlord shall promptly repair same or cure such defect. Landlord’s liability with respect to any defects, repairs, replacement or maintenance for which Landlord is responsible hereunder shall be limited to the cost of such repairs or maintenance or the curing of such defect, except to the extent Landlord’s failure to repair or cure the relevant item results in a default by Landlord under Paragraph 17 of this Lease. If Landlord’s failure to promptly repair as required under this Paragraph 8.1.1 following receipt by Landlord of Tenant’s notice as required above results in an emergency situation which threatens property damage or injury to persons, Tenant shall have the right, following telephonic notice to Landlord (which telephonic notice shall be followed by additional notice from Tenant to Landlord pursuant to Paragraph 24.7 as soon as reasonably practicable), to effect such repairs or other cure as is necessary (and only to the extent necessary) to cure the emergency condition; Landlord shall pay the out-of-pocket costs actually incurred by Tenant to effect such cure of the emergency condition within twenty (20) days following receipt by Landlord of an invoice therefor together with evidence in reasonable detail of the out-of-pocket costs actually incurred by Tenant to complete such repairs or other cure. If Tenant elects to make such repairs or other cure, Tenant shall complete such repairs or other cure in compliance with all Applicable Laws. Landlord shall not be deemed to be in default under this Lease for Landlord’s nonperformance of such repairs or other cure to the extent Tenant has elected to effect such repairs or other cures and has been reimbursed therefor by Landlord. Except as provided in this Paragraph 8.1.1, Tenant waives any right now or hereafter granted by law to make any repairs which are the responsibility of Landlord upon Landlord’s failure to make such repairs.

8.1.2. Subject to Paragraph 3.2, Landlord is responsible for performing maintenance, repairs and replacements of (i) the exterior paved areas and curbs of the Outside Area of the parcel on which the Building is located (“Building Outside Area”), (ii) all landscaping of the Building Outside Area, (iii) the exterior walls of the Building (including painting), gutters, downspouts and roof repairs, (iv) sprinkler systems and main sewage line(s) and (v) any other maintenance, repair or replacement items normally associated with the foregoing. Landlord shall also repair, maintain and replace (A) the halls, stairways, entryways and common passageways in sound, clean and serviceable condition, (B) the mechanical, electrical and plumbing systems serving the Building including, without limitation, elevators and heating, ventilating and air conditioning equipment, and (C) exterior glass breakage, and shall provide pest control services. In no event shall Landlord be required to repair or replace any interior windows within the Premises, any interior doors located within the Premises or any office entries. The foregoing costs and expenses of such repair, replacement, maintenance and other such items shall be included as part of Operating Expenses and Tenant shall be responsible for paying its proportionate share thereof. The amount of Tenant’s rental obligation set forth in Paragraph 1.10 does not include increases in the cost of such items above such costs allocable to the Base Year and Landlord’s performance of repair, replacement, maintenance and other items, is not a condition to payment of such rental obligations.

8.2. Tenant Maintenance and Repairs. Subject to Paragraph 3.2, Tenant, at its own cost and expense, shall keep all parts of the Premises (except for those for which Landlord is expressly responsible hereunder) including, without limitation, the Shared Personal Property (as defined in Paragraph 26.3), neatly maintained and in good condition and repair, ordinary wear and tear resulting from the Permitted Use, casualty and condemnation excepted, and promptly make all necessary repairs and replacements (except for replacements by Landlord per Paragraphs 8.1 and 8.1.2) to the Premises including, without limitation, the Shared Personal Property. Tenant shall replace all broken interior glass in the Premises with glass of the same quality.

8.3. Security. Tenant acknowledges and agrees that Tenant is responsible for securing the Premises and that Landlord does not currently, and shall not be obligated to, provide any police personnel or other security services or systems for any portion of the Premises, Building, Outside Area and/or Park. To the extent that Landlord, at Landlord’s sole and absolute discretion, elects to provide any security services or systems for any portion of the Building and/or Outside Area, the costs thereof shall be included as part of Operating Expenses provided that such costs are first included in Operating Expenses during the Base Year for purposes of calculating Tenant’s proportionate share of any increase in Operating Expenses as provided in Paragraph 9.1.

8.4. Interference. Landlord shall have no liability for interference with Tenant’s use when making alterations, improvements or repairs to the Building, Outside Area or the Park provided the work is performed in a reasonable manner so as to avoid, to the extent reasonably practicable, disruption or interference to Tenant.

9. Taxes, Assessments and Operating Expenses.

9.1. Payments. If Operating Expenses or Taxes for any Fiscal Year following the Base Year exceed the Operating Expenses or Taxes (as may be applicable) paid or incurred during the Base Year, Tenant shall pay a monthly sum as Additional Rent representing Tenant’s proportionate share of such increase in Operating Expenses and/or Taxes. Operating Expenses and Taxes shall be prorated with respect to years in which this Lease is in effect for less than an entire Fiscal Year. Commencing January 1 of the first Fiscal Year following the Base Year and for each year thereafter, Landlord shall estimate in good faith the amount by which Operating Expenses or Taxes are anticipated to increase for that Fiscal Year over the respective Base Year amounts. Landlord shall compute Tenant’s proportionate share of such estimated increases and Tenant shall pay one-twelfth (1/12) of the estimated increases in Tenant’s proportionate share of Operating Expenses and Taxes as Additional Rent on the first day of each month thereafter during the Lease Term. After the conclusion of each Fiscal Year following the Base Year, Landlord shall compute the actual increases in Operating Expenses and Taxes. Any overpayment by Tenant shall be credited against payments of Additional Rent to be made by Tenant under this Lease, and any deficiency shall be paid by Tenant within thirty (30) days after receipt of Landlord’s statement; provided, however, that in no event shall Tenant be entitled to a refund for a decrease in Operating Expenses or Taxes below the relevant Base Year amount. Landlord’s records of expenses for Taxes and Operating Expenses may be inspected by Tenant not more than one (1) time per annum at reasonable times upon thirty (30) days prior notice to Landlord; provided, however, that Tenant shall not retain any third party auditor on a contingency fee basis to perform any such audit or inspection. Landlord shall be required to make such records available for inspection for a period of no more than three (3) years after the expiration of the calendar year to which they relate.

9.2. Tenant’s Proportionate Share. Tenant’s proportionate share of Taxes shall mean that percentage which the Premises Area set forth in the Basic Lease Terms bears to the total Building rentable square footage set forth in Paragraph 1.4. Tenant’s proportionate share of Operating Expenses for the Building shall be computed by dividing the Premises Area by the total Building rentable square footage set forth in Paragraph 1.4. Notwithstanding the foregoing, Tenant’s proportionate share of Controllable Expenses (as defined below) shall not increase on an annual basis by more than five percent (5%) annually (the “Expense Cap”). As used herein, “Controllable Expenses” shall mean all expenses for which Tenant is obligated to pay its proportionate share as provided in Paragraph 9.1 other than Taxes, insurance costs, common utilities and snow removal, which shall be excluded from Controllable Expenses and for which Tenant shall pay its proportionate share without regard to the Expense Cap set forth herein.

9.3. Taxes Charged. As used herein, “Taxes” means all taxes, assessments and/or governmental charges of any kind and nature assessed against the Premises, the Building or the Park during the Lease Term and shall include all general real property taxes, all general and special assessments payable in installments, and any rent tax, tax on Landlord’s interest under this Lease, or any tax in lieu of the foregoing, whether or not any such tax is now in effect. Landlord shall have the right to employ a tax consulting firm to attempt to assure a fair tax burden on the Building and grounds within the applicable taxing jurisdiction, and Tenant agrees to pay its proportionate share (calculated in the same manner as Tenant’s proportionate share of Taxes) of the cost of such consultant. Tenant shall not, however, be obligated to pay any franchise or any other tax based upon Landlord’s net income. In addition, Tenant shall be liable for all taxes levied or assessed against any personal property or fixtures placed in the Premises. If any such taxes are levied or assessed against Landlord or Landlord’s property and (i) Landlord pays the same or (ii) the assessed value of Landlord’s property is increased by inclusion of such personal property and fixtures and Landlord pays the increased taxes, then, within thirty (30) days following receipt by Tenant of a copy of the applicable tax bill with Landlord’s written request for payment thereof, Tenant shall pay to Landlord such taxes as part of Tenant’s payment of Taxes.

9.4. Operating Expenses. “Operating Expenses” charged to Tenant hereunder shall mean all costs incurred by Landlord in connection with owning, operating, maintaining, repairing and replacing the Premises, Building, and all other portions of the Park including, without limitation, the cost of all utilities or services not paid directly by Tenant, property insurance, liability insurance, property management, maintenance, repair and replacement of landscaping, parking areas, and any other common facilities, performing Landlord’s obligations under Paragraph 8.1.2 and as may be provided under Paragraph 8.3. Operating Expenses shall include without limitation, the following: (i) reserves for roof repair, exterior painting and other appropriate reserves; (ii) the cost, including interest at nine percent (9%) per annum, amortized over its useful life, of any capital improvement made to any portion of the Park by Landlord after the date of this Lease which is required under any Applicable Laws that were not applicable to the relevant portion of the Park at the time the relevant portion of the Park was constructed; (iii) the cost, including interest at nine percent (9%) per annum, amortized over its useful life, of installation of any device or other equipment which improves the operating efficiency of any system within the Park and thereby reduces Operating Expenses; and (iv) maintenance, repair and replacement items which have a reasonable life expectancy in excess of five (5) years and which, if charged to Operating Expenses in one (1) year, would unreasonably distort total Operating Expenses for that year and therefore the cost thereof is being spread over the reasonable life expectancy of the work performed; and (v) the fee paid by Landlord to the manager of the Premises and all reimbursements and administrative costs charged by such manager to the Landlord with respect to the Premises. Operating Expenses shall not include (i) roof replacement, (ii) correction of the Building foundation, (iii) correction of deficiencies in structural elements of the Building and/or (iv) the costs of any services provided exclusively to, or other expenditures incurred by reason of the special requirements of, individual tenant spaces other than the Premises and not provided or incurred on a regular basis to or for other tenants of the Building.

10. Parking, Loading Dock and Storage Areas.

10.1. Parking. Subject to the provisions of this Paragraph 10, Tenant, its employees, agents, contractors and invitees shall have the non-exclusive right to use the common driveways and truck court areas located in the Outside Area and the loading dock area of the Building, subject to the parking rights, rights of ingress and egress and rights to loading dock area usage of other occupants. In addition, Tenant, its employees, agents, contractors and invitees shall have the non-exclusive right to use up to three hundred seventy (370) private parking spaces located in the parking area adjacent to the Building. Tenant’s parking shall not be reserved and shall be limited to vehicles no larger than standard size automobiles, or standard size pickups or sport utility vehicles. Landlord shall not grant any exclusive parking rights in those portions of the parking area adjacent to the Building more particularly shown on Exhibit A as the “No Exclusive Parking Rights Area”. Except for the vehicles of Tenant’s employees and contractors then currently working on-site at the Premises or away on short-term business travel on behalf of Tenant, under no circumstances shall overnight parking be allowed, nor shall trucks, trailers or other large vehicles serving the Premises (i) be used for any purpose other than for the loading and unloading of goods and materials or (ii) be permitted to block streets and/or ingress and egress to and from the Park. Temporary parking of large delivery vehicles in the Park may be permitted only with Landlord’s prior written consent. Vehicles shall be parked only in striped parking spaces and not in driveways, loading areas or other locations not specifically designated for parking. Handicapped spaces shall only be used by those legally permitted to use them. Per Paragraph 1.6 of this Lease, Landlord reserves the right to grant parking rights (exclusive and otherwise) within the relevant portions of the Outside Area to occupants of the Park.

10.2. Storage Areas. Tenant shall not store any materials, supplies or equipment outside or in any unapproved area. Trash and garbage receptacles shall be kept covered at all times. The foregoing provisions of this Paragraph 10.2 shall not prevent Tenant from (i) making reasonable use of the loading dock area for loading and unloading goods and materials, or (ii) leaving recycling bins uncovered in the loading dock area.

11. Tenant’s Indemnification.

11.1. General. Except to the extent waived by Paragraph 12.3, Tenant shall indemnify, defend and hold harmless Landlord from any claim, loss or liability arising out of or related to any action or inaction of Tenant or its employees, contractors, agents or invitees (including, without limitation, any breach by Tenant of this Lease) or any condition of the Premises in the possession or under the control of Tenant. In the event any action is brought against Landlord by reason of any such claim, Tenant shall resist or defend such action or proceeding by counsel reasonably satisfactory to Landlord upon Landlord’s demand. Landlord shall have no liability to Tenant for any injury, loss or damage caused by third parties, or by any condition of the Premises, except to the extent caused by Landlord’s gross negligence or willful misconduct, or

Landlord’s default under this Lease which continues beyond any applicable notice and cure periods. Tenant’s obligations under this Paragraph 11 shall survive for a period of two (2) years immediately following the expiration or termination of this Lease for any reason unless Tenant’s obligations under this Paragraph 11 arise, in whole or in part, out of the intentional misconduct of Tenant or its employees, contractors, agents or invitees, in which event Tenant’s obligations under this Paragraph 11 shall survive the expiration or termination of this Lease for any reason without the above limitation. In addition, subject to the provisions of Paragraph 6.7.5(iii), nothing contained in the immediately preceding sentence shall be deemed to limit in any manner Tenant’s obligations under Paragraph 6.7.5(i) or the survival thereof including, without limitation, any rights of contribution Landlord may have against Tenant under applicable Environmental Laws.

11.2. No Limitations. The indemnification obligations contained in this Paragraph 11 shall not be limited by any worker’s compensation, benefit or disability laws, and each indemnifying party hereby waives any immunity that said party may have under the Washington Industrial Insurance Act, Title 51 RCW, and similar worker’s compensation, benefit or disability laws. LANDLORD AND TENANT ACKNOWLEDGE BY THEIR EXECUTION OF THIS LEASE THAT EACH INDEMNIFICATION PROVISION OF THIS LEASE (INCLUDING, BUT NOT LIMITED TO, THOSE RELATING TO WORKER’S COMPENSATION BENEFITS AND LAWS) WAS SPECIFICALLY NEGOTIATED AND AGREED TO BY LANDLORD AND TENANT.

12. Insurance; Waiver of Subrogation.

12.1. Landlord. Landlord shall keep the Premises insured against fire and other risks covered by a “Causes of Loss - Special Form” property insurance policy and against such other losses (including, without limitation earthquake, earth movement and flood) as Landlord may deem reasonable.

12.2. Tenant. Tenant shall keep all of Tenant’s property on the Premises and the Shared Personal Property insured against fire and other risks covered by a “Causes of Loss - Special Form” property insurance policy in an amount equal to the replacement cost of such property, the proceeds of which shall, so long as this Lease is in effect, be used for the repair or replacement of the property so insured or for other capital improvements as reasonably determined by Tenant. Tenant shall also carry commercial general liability insurance written on an occurrence basis with policy limits of not less than Two Million and No/100 Dollars ($2,000,000) each occurrence, which initial amount shall be subject to periodic review and potential increase based upon inflation, increased liability awards, recommendation of Landlord’s professional insurance advisers and other relevant factors. In addition, if Tenant’s use of the Premises includes any activity or matter that would be excluded from coverage under a commercial general liability policy, Tenant shall obtain such endorsements to the commercial general liability policy or otherwise obtain insurance to insure all liability arising from such activity or matter in such amounts as Landlord may reasonably require. Such commercial general liability insurance shall be (i) provided by an insurer or insurers who are approved to issue insurance policies in the State in which the Premises is located and have an A.M. Best financial strength rating of A- or better and financial size category of VII or larger, and (ii) shall be evidenced by a certificate delivered to Landlord on or prior to the Commencement Date and annually thereafter stating that the coverage shall not be cancelled or materially altered without thirty (30) days advance written notice to Landlord. Landlord shall be named as an additional insured on such policy together with, upon written request from Landlord, Landlord’s mortgagee and Landlord’s managing agent.

12.3. Waiver of Subrogation. Landlord and Tenant each hereby releases the other, and the other’s partners, officers, directors, members, agents and employees, from any and all liability and responsibility to the releasing party and to anyone claiming by or through it or under it, by way of subrogation or otherwise, for all claims, or demands whatsoever which arise out of damage or destruction of property occasioned by perils which can be insured by a “Causes of Loss - Special Form” and/or “special coverage” insurance form, including endorsements extending coverage to the perils of earthquake, earth movement and flood. Landlord and Tenant grant this release on behalf of themselves and their respective insurance companies and each represents and warrants to the other that it is authorized by its respective insurance company to grant the waiver of subrogation contained in this Paragraph 12.3. This release and waiver shall be binding upon the parties whether or not insurance coverage is in force at the time of the loss or destruction of property referred to in this Paragraph 12.3.

13. Property Damage.

13.1. Notice; Total Destruction. Tenant shall immediately give written notice to Landlord if the Premises or the Building are damaged or destroyed. If the Premises or the Building should be totally destroyed or so damaged by an insured peril in an amount exceeding thirty percent (30%) of the full construction replacement cost of the Building or Premises, respectively (as used herein, the “Damage Threshold”), either Landlord or Tenant may elect to terminate this Lease as of the date of the damage by notice of termination in writing to the other party within thirty (30) days after such date, in which event all unaccrued rights and obligations of the parties under this Lease shall cease and terminate except to the extent such obligations specifically survive termination of this Lease.

13.2. Partial Destruction. If the Building or the Premises should be damaged by an insured peril which does not meet the Damage Threshold, or if damage or destruction meeting the Damage Threshold occurs but neither Landlord nor Tenant elects to terminate this Lease, this Lease shall not terminate and Landlord shall restore the Premises to substantially its previous condition, except that Landlord shall not be required to rebuild, repair or replace any part of the partitions, fixtures, alterations, additions and other improvements required to be covered by Tenant’s insurance pursuant to Paragraph 12.2. If the Premises are untenantable in whole or part during the period commencing upon the date of the occurrence of such damage and ending upon substantial completion of Landlord’s required repairs or rebuilding, Base Rent shall be reduced during such period to the extent the Premises are not reasonably usable by Tenant for the Permitted Use.

13.3. Damage Near End of Lease Term. If the damage to the Premises or Building occurs during the last twelve (12) months of the Lease Term in an amount exceeding twenty-five percent (25%) of the full construction replacement cost of the Building or Premises, respectively, either Landlord or Tenant may elect to terminate this Lease as of the date the damage occurred, regardless of the sufficiency of any insurance proceeds. The party electing to terminate this Lease shall give written notification to the other party of such election within thirty (30) days after Tenant’s notice to Landlord of the occurrence of the damage, in which event all unaccrued rights and obligations of the parties under this Lease shall cease and terminate except to the extent such obligations specifically survive termination of this Lease.

13.4. Repair of Damage. All repairs made by Landlord pursuant to this Paragraph 13 shall be accomplished as soon as is reasonably possible, subject to force majeure as described in Paragraph 24.1. Landlord’s good faith estimate of the cost of repairs of any damage, or of the replacement cost of the Premises or the Building, shall be conclusive as between Landlord and Tenant. The repair and restoration of the Premises shall be made pursuant to plans and specifications developed by Landlord in Landlord’s sole and absolute discretion and judgment, and such plans and specifications shall exclude all equipment, fixtures, improvements and alterations installed by Tenant. All insurance proceeds for repairs shall be payable solely to Landlord, and Tenant shall have no interest therein. Nothing herein shall be construed to obligate Landlord to expend monies in excess of the insurance proceeds received by Landlord. Landlord shall be responsible for the insurance deductible, unless the loss is caused by Tenant or Tenant’s employees or officers, in which case, and notwithstanding the provisions of Paragraph 12.3, Tenant shall be responsible for up to Twenty-Five Thousand and No/100 Dollars ($25,000.00) of the amount of the deductible.

13.5. Other Damage. If the Premises or the Building is substantially or totally destroyed by any cause whatsoever which is not covered by the foregoing provisions of this Paragraph 13, this Lease shall terminate as of the date the destruction occurred; provided, however, that if the damage does not meet the Damage Threshold, Landlord may elect (but will not be required) to rebuild the Premises at Landlord’s own expense, in which case this Lease shall remain in full force and effect. Landlord shall notify Tenant of such election within thirty (30) days after the casualty.

14. Condemnation.

14.1. Partial Taking. If a portion of the Premises is condemned and Paragraph 14.2 does not apply, this Lease shall continue on the following terms:

14.1.1. Landlord shall be entitled to all of the proceeds of condemnation, and Tenant shall have no claim against Landlord as a result of the condemnation.

14.1.2. Landlord shall proceed as soon as reasonably possible to make such repairs and alterations to the Premises as are necessary to restore the remaining Premises to a condition as comparable as reasonably practicable to that existing at the time of condemnation. Landlord need not incur expenses for restoration in excess of the amount of condemnation proceeds received by Landlord after payment of all reasonable costs, expenses and attorneys fees incurred by Landlord in connection therewith.

14.1.3. Base Rent and Tenant’s proportionate share of Taxes and Operating Expenses shall be abated during the period of restoration to the extent the Premises are not reasonably usable by Tenant for the use permitted by Paragraph 6.1, and Base Rent and Tenant’s proportionate share of Taxes and Operating Expenses shall be reduced for the remainder of the Lease Term in an amount equal to the reduction in rental value of the Premises caused by the taking.

14.2. Total Taking. If a condemning authority takes the entire Premises or a portion sufficient to render the remainder unsuitable for Tenant’s use, then either party may elect to terminate this Lease effective on the date that title passes to the condemning authority. Landlord shall be entitled to all of the proceeds of condemnation, and Tenant shall have no claim against Landlord as a result of such condemnation.

15. Assignment, Subletting and Other Transfers.

15.1. General. Except as specifically set forth in Paragraph 15.3, neither the Lease nor any part of the Premises may be assigned, mortgaged, subleased or otherwise transferred, nor may a right of use of any portion of the Premises be conferred on any person or entity by any other means, without the prior written consent of Landlord which shall not be unreasonably withheld or delayed. Prior to effectuating any such assignment, sublease or other transfer, Tenant shall notify Landlord in writing of the name and address of the proposed transferee, and deliver to Landlord with such notice a true and complete copy of the proposed assignment agreement, sublease or other occupancy agreement, current financial statements of such proposed transferee, a statement of the use of the Premises by such proposed transferee and such other information or documents as may be necessary or appropriate to enable Landlord to determine the qualifications of the proposed transferee together with a request that Landlord consent thereto (“Tenant’s Notice”). Without limiting Landlord’s ability to deny or condition consent for any other reason, it shall not be considered unreasonable if Landlord’s consent to a proposed sublease, assignment or other transfer is denied based on the following: (i) the business of the proposed transferee (A) is not compatible with the nature and character of the Park or the businesses in the Park and/or (B) will conflict with any exclusive uses or use restrictions that Landlord has granted to other occupants of the Park, (ii) the financial strength of the proposed transferee is not at least equal to the financial strength of Tenant either at the time Tenant entered into this Lease or at the time of the proposed transfer (whichever is greater), (iii) the proposed transferee will excessively overpark the Building and/or the Park with automobiles or trucks (excessively overpark shall mean that the proposed transferee’s parking will violate local parking restrictions or will interfere with other tenants occupying the Building or the Park), (iv) the proposed transferee cannot demonstrate to Landlord’s reasonable satisfaction the management skills or experience necessary, in Landlord’s reasonable opinion, to be successful in the Premises, (v) the proposed transferee has a record of environmental contamination or their anticipated use of the Premises involves the generation, storage, use, sale, treatment, release or disposal of any Hazardous Substances, or (vi) the proposed form of sublease, assignment or other occupancy agreement is unacceptable (unacceptable form of sublease, assignment or other occupancy agreement shall mean that the content and format of the form are not consistent with the terms of this Lease or the CC&R’s or are not consistent with the terms and requirements of Landlord’s loan documents for the Building). Any attempted assignment, subletting, transfer or encumbrance by Tenant in violation of the terms and covenants of this Paragraph 15.1 shall be void.

15.2. No Release; Excess Rent. No assignment, subletting or other transfer, whether consented to by Landlord or not, or permitted hereunder, shall relieve Tenant of its liability under this Lease. If an event of default occurs while the Premises or any part thereof are assigned, sublet or otherwise transferred, then Landlord, in addition to any other remedies herein provided, or provided by law, may collect directly from such assignee, sublessee or transferee all rents payable to Tenant and apply such rent against any sums due Landlord hereunder. No such collection shall be construed to constitute a novation or a release of Tenant from the further performance of Tenant’s obligations hereunder. If Tenant assigns or otherwise transfers this Lease or sublets the Premises for an amount in excess of the rent called for by this Lease, fifty percent (50%) of such excess shall be paid to Landlord within ten (10) days following receipt by Tenant.

15.3. Permitted Transfer. Notwithstanding the foregoing, and subject to Paragraph 6.1 of this Lease regarding the use of the Premises and Paragraph 6.7, Tenant shall have the absolute right to assign this Lease, sublet all or any part of the Premises or otherwise transfer Tenant’s interest in and to this Lease to (i) any other entity which is an Affiliate (as defined below) of Tenant or (ii) any entity which merges or consolidates with, or acquires substantially all of the assets of Tenant (as used herein, a “Permitted Transfer”), without the consent of Landlord. Tenant shall notify Landlord of any Permitted Transfer within twenty (20) days following the effective date thereof. No Permitted Transfer shall be deemed to constitute a release of Tenant from its obligations under this Lease. As used herein, “Affiliate” shall mean (A) an entity that is wholly-owned or majority-controlled by Tenant, (B) the parent entity of Tenant (the “Parent Entity”), or (C) an entity that is majority-controlled by the Parent Entity.

16. Tenant Default.

16.1. Default. Any of the following shall constitute a default by Tenant under this Lease:

16.1.1. Tenant’s failure to (i) pay rent or any other charge under this Lease within five (5) business days after written notice it is due, or (ii) immediately after Tenant first becomes aware of any lien filed as set forth Paragraph 20, cure or remove any such lien pursuant to Paragraph 20 or (iii) except as provided in Paragraphs 16.1.2 through 16.1.4, comply with any other term or condition within thirty (30) days following written notice from Landlord specifying the noncompliance. If any failure described in clause (iii) of the immediately preceding sentence cannot be cured within the thirty (30)-day period, this provision shall be deemed complied with so long as Tenant commences correction within such period and thereafter proceeds in good faith and with reasonable diligence to effect the remedy as soon as practicable.

16.1.2. Tenant’s insolvency; assignment for the benefit of its creditors; Tenant’s voluntary petition in bankruptcy or adjudication as bankrupt; attachment of or the levying of execution on the leasehold interest and failure of Tenant to secure discharge of the attachment or release of the levy of execution within sixty (60) days; or the appointment of a receiver for Tenant’s properties.

16.1.3. Abandonment of the Premises by Tenant.

16.1.4. Failure of Tenant to deliver the documents or agreements required under Paragraphs 19.1 and/or 19.3 within the relevant time period(s) specified therein.

16.2. Remedies for Default. For any default as described in Paragraph 16.1, Landlord shall have the right to the following remedies which are intended to be cumulative and in addition to any other remedies provided under applicable law:

16.2.1. Terminate Tenant’s right to possession of the Premises and Tenant’s rights under this Lease by written notice to Tenant without relieving Tenant from its obligation to pay damages.

16.2.2. Re-enter and take possession of the Premises and remove any persons or property by legal action or by self-help with the use of reasonable force and without liability for damages and without having accepted a surrender. Tenant’s liability to Landlord for damages shall survive the tenancy. Landlord may, after such retaking of possession, relet the Premises upon any reasonable terms. No such reletting shall be construed as an acceptance of a surrender of Tenant’s leasehold interest.

16.2.3. Except to the extent otherwise provided by applicable law, in the event of termination or retaking of possession following default, Landlord shall be entitled to recover immediately, without waiting until the due date of any future rent or until the date fixed for expiration of the Lease Term, the following amounts as damages:

(i) The loss of rental from the date of default until a new tenant is secured and paying rent.

(ii) The reasonable costs of reentry and reletting including without limitation the cost of any cleanup, refurbishing, removal and disposal of Tenant’s property and fixtures, or any other expense occasioned by Tenant’s default including but not limited to remodeling or repair costs, attorney fees, court costs, broker commissions, and marketing costs.

(iii) Any excess of the value of the rent and all of Tenant’s other obligations under this Lease over the reasonable expected return from the Premises for the period commencing on the earlier of the date of trial or the date the Premises are relet, and continuing through the end of the Lease Term. The present value of future amounts shall be computed using a discount rate equal to the prime loan rate in effect on the date of trial of major national banks who are members of the Federal Reserve System, insured by the Federal Deposit Insurance Corporation and are located in the State in which the Premises is located.

16.3. No Bar of Action(s). Landlord may sue periodically to recover damages during the period corresponding to the remainder of the Lease Term, and no action for damages shall bar a later action for damages subsequently accruing.

16.4. Landlord Cure. If Tenant fails to perform any obligation under this Lease, Landlord shall have the option to do so after five (5) days written notice to Tenant. All of Landlord’s expenditures to correct the default shall be reimbursed by Tenant on demand together with interest at the rate specified in Paragraph 24.2 from the date of expenditure until repaid. Such action by Landlord shall not waive any other remedies available to Landlord because of the default.

16.5. No Exclusion. The foregoing remedies shall be in addition to and shall not exclude any other remedy available to Landlord at law or in equity.

17. Landlord Default.

Landlord shall be in default under this Lease if it shall fail to comply with any term, provision or covenant of this Lease and shall not cure such failure within thirty (30) days after written notice thereof to Landlord unless such cure cannot reasonably be accomplished within such thirty (30)-day period. Landlord shall have such additional time as is reasonably necessary to accomplish such cure provided Landlord promptly commences and diligently prosecutes such cure to completion.

18. Surrender at Expiration or Termination.

18.1. Surrender. On expiration or early termination of this Lease, Tenant shall deliver all keys to Landlord, have final utility readings made and pay all utility accounts current on the date of move out, and surrender the Premises clean and free of debris inside and out, with all mechanical, electrical, and plumbing systems in good operating condition, all signing removed and defacement corrected, and all repairs called for under this Lease completed. The Premises shall be delivered in the same condition as at the Commencement Date, subject only to damage by casualty, the provisions of Paragraphs 6.5, 6.6 and 18.2 and depreciation and wear from ordinary use. Tenant shall remove all of its furnishings and trade fixtures that remain its property and restore all damage resulting from such removal, provided that Tenant shall not be required to remove or restore any portion of Landlord’s Work. Failure to remove said property shall be an abandonment of same, and Landlord may remove and/or dispose of it in any manner permitted under law without liability, and Tenant shall be liable to Landlord for any costs of removal, restoration, transportation to storage, storage and/or disposal, with interest on all such expenses as provided in Paragraph 24.2. The provisions of this Paragraph 18.1 (including, without limitation, all provisions referenced herein) shall survive the expiration or earlier termination of this Lease.

18.2. Removal of Hazardous Substances. Upon expiration of this Lease or sooner termination of this Lease for any reason, Tenant shall remove all Hazardous Substances brought on to the Premises by Tenant and/or Tenant’s employees, agents, contractors or invitees, and facilities used for the storage or handling of Hazardous Substances from the Premises and restore the affected areas by repairing any damage caused by the installation or removal of the facilities. Following such removal, Tenant shall certify in writing to Landlord that all such removal is complete. Until such time as Tenant has fulfilled all the requirements of this Paragraph 18.2 (in addition to any other requirements), Landlord may treat Tenant as a holdover Tenant as provided below; provided, however, that any such continuation of this Lease shall not relieve Tenant of its obligations under this Paragraph 18.2.

18.3. Failure to Vacate. If Tenant fails to vacate the Premises when required and holds over without Landlord’s prior written consent, Landlord may elect either (i) to treat Tenant as a tenant from month to month, subject to all provisions of this Lease except the provision for Lease Term and at a rental rate equal to one hundred twenty five percent (125%) of the Base Rent payable by Tenant immediately preceding the scheduled expiration of the Lease Term plus Additional Rent, or (ii) to treat Tenant as a tenant at sufferance, eject Tenant from the Premises and recover damages caused by wrongful holdover including, without limitation, as set forth in Paragraph 18.4. Failure of Tenant to remove furniture, furnishings, cabling or other telecommunications equipment, or trade fixtures which Tenant is required to remove under this Lease shall constitute a failure to vacate to which this Paragraph 18.3 shall apply if such property not removed substantially interferes with occupancy of the Premises by another tenant or with occupancy by Landlord for any purpose including preparation for a new tenant. If a month-to-month tenancy results from a holdover by Tenant under this Paragraph 18.3, the tenancy shall be terminable upon thirty (30) days written notice from Landlord. Tenant waives any notice that would otherwise be provided by law with respect to a month-to-month tenancy.

18.4. Indemnification. Tenant acknowledges that, if Tenant holds over without Landlord’s consent as provided above, such holding over may compromise or otherwise affect Landlord’s ability to enter into new leases with prospective tenants regarding the Premises and/or the Building. Therefore, if Tenant fails to surrender the Premises upon the expiration or other termination of this Lease, then, in addition to any other liabilities to Landlord accruing therefrom, Tenant shall protect, defend, indemnify and hold Landlord harmless from any and all obligations, losses, claims, actions, causes of action, liabilities, penalties, damages (including consequential), costs and expenses (including reasonable attorneys and consultants fees and expense) resulting from such failure including, without limiting the generality of the foregoing, any claims made by any succeeding tenant founded upon such failure to surrender and any lost profits to Landlord resulting therefrom. The provisions of this Paragraph 18.4 are in addition to, and do not affect, Landlord’s right to re-entry or other rights hereunder or provided by law. Tenant’s obligations under this Paragraph 18.4 shall survive the expiration or earlier termination of this Lease.

19. Mortgage or Sale by Landlord; Estoppel Certificates.

19.1. Priority. This Lease is and shall be prior to any mortgage or deed of trust (“Encumbrance”) recorded after the date of this Lease and affecting the Building and the land upon which the Building is located. However, if any lender holding an Encumbrance secured by the Building and the land underlying the Building, whether such Encumbrance was or is recorded before or after the date of this Lease, requires that this Lease be subordinate to the Encumbrance, then Tenant agrees that this Lease shall be subordinate to the Encumbrance if the holder thereof agrees in writing with Tenant that no foreclosure, deed given in lieu of the foreclosure, or sale pursuant to the terms of the Encumbrance, or other steps or procedures taken under the Encumbrance shall affect Tenant’s right to quiet possession of the Premises so long as Tenant pays rent and timely observes and performs all of the provisions of this Lease. With respect to any Encumbrance recorded before the date of this Lease, Landlord shall provide to Tenant from each such holder, within one hundred twenty (120) days of Tenant’s execution of this Lease, a Nondisturbance Agreement in from reasonably acceptable to the relevant holder,

Landlord and Tenant. If the foregoing condition is met, Tenant shall execute the written agreement and any other documents required by the holder of the Encumbrance to accomplish the purposes of this Paragraph 19.1 within twenty (20) days following receipt thereof.

19.2. Attornment. If the Building is sold as a result of foreclosure of any Encumbrance thereon or otherwise transferred by Landlord or any successor, Tenant shall attorn to the purchaser or transferee, and the transferor shall have no further liability hereunder.

19.3. Estoppel Certificate. Either party shall within twenty (20) days after notice from the other execute and deliver to the other party a certificate stating whether or not this Lease has been modified and is in full force and effect and specifying any modifications or alleged breaches by the other party. The certificate shall also state the amount of Base Rent and Additional Rent, the amount of the Security Deposit (if any), the amount of any prepaid Base Rent and Additional Rent and any other factual information reasonably requested by the other party. Failure to deliver the certificate within the specified time shall be conclusive upon the party of whom the certificate was requested that the Lease is in full force and effect and has not been modified except as may be represented by the party requesting the certificate.

20. Liens.

Tenant shall keep the Premises free from any liens arising out of any work performed, materials furnished or obligations incurred by or on behalf of Tenant and shall indemnify, defend and hold Landlord harmless from all claims, costs and liabilities, including attorneys fees and costs, in connection with or arising out of any such lien or claim of lien.

21. Attorneys Fees; Waiver of Jury Trial.

In the event that any party shall bring an action to enforce its rights under this Lease, the prevailing party in any such proceeding shall be entitled to recover its reasonable attorneys, witness and expert fees and costs of the proceeding, including any appeal thereof and in any proceedings in bankruptcy. For purposes hereof, the reasonable fees of Landlord’s in-house attorneys or Tenant’s in-house attorneys, as the case may be, who perform services in connection with any such enforcement action are recoverable, and shall be based on the fees regularly charged by private attorneys with the equivalent number of years of experience in the relevant subject matter area of the law, in law firms in the City of Portland, Oregon with approximately the same number of attorneys as are employed by Landlord’s Law Department or Tenant’s Law Department, as the case may be. The provisions of this Paragraph 21 are separate and severable and shall survive a judgment on this Lease. Disputes between the parties which are to be litigated shall be tried before a judge without a jury.

22. Limitation on Liability; Transfer by Landlord.

22.1. Property and Assets. All persons dealing with Landlord must look solely to the property and assets of Landlord for the payment of any claim against Landlord or for the performance of any obligation of Landlord as neither the joint venturers, general partners, limited partners, members, employees, nor agents (as the case may be) of Landlord assume any personal liability for obligations entered into on behalf of Landlord (or its predecessors in interest) and their respective properties shall not be subject to the claims of any person in respect of any such liability or obligation. As used herein, the words “property and assets of Landlord” exclude any rights of Landlord for the payment of capital contributions or other obligations to it by any joint venturer, general partner, limited partner or member (as the case may be) in such capacity.

22.2. Transfer by Landlord. All obligations of Landlord hereunder will be binding upon Landlord only during the period of its possession of the Premises and not thereafter. The term “Landlord” shall mean only the owner of the Premises for the time being, and if such owner transfers its interest in the Premises, such owner shall thereupon be released and discharged from all covenants and obligations of the Landlord thereafter accruing, but such covenants and obligations shall be binding during the Lease Term upon each new owner for the duration of each owner’s ownership.

22.3. Other Occupants. Landlord shall have no liability to Tenant for loss or damages arising out of the acts or inaction of other tenants or occupants.

23. Real Estate Brokers; Finders.

The parties acknowledge that Chris Elsenbach of Cresa Partners has represented Tenant in the negotiation of this Lease and agree that a real estate commission shall be paid by Landlord to Cresa Partners (Chris Elsenbach) pursuant to a separate agreement between Landlord and Cresa Partners. Each party shall indemnify, defend, protect and hold the other party harmless from and against all claims, costs, demands, actions, liabilities, losses and expenses (including the reasonable attorneys fees of counsel chosen by the other party) arising out of or resulting from any claims that may be asserted against such other party by any broker, finder or other person with whom the party bearing the indemnity obligation has, or purportedly has, dealt.

24. Other.

24.1. Force Majeure. The occurrence of any of the following events shall excuse the performance of such obligations of Landlord or Tenant to the extent thereby rendered impossible or not reasonably practicable for so long as such event continues so long as the party under this Lease required to perform gives prompt notice of such delay to the other party: strikes; lockouts; labor disputes; acts of God; inability to obtain labor, materials or reasonable substitutes therefor; governmental restrictions, regulations, or controls; judicial orders; enemy or hostile government action; terrorism; civil commotion; fire or other casualty; condemnation and other causes beyond the reasonable control of the party obligated to perform; provided, however, that except as expressly provided to the contrary in this Lease in no event will the occurrence of any of said events or causes excuse the failure to pay rent or any other payment to be made by Tenant hereunder strictly as and when required under this Lease.

24.2. Interest; Late Charges. Rent not paid within ten (10) days of when due shall bear interest from the date due until paid at the rate of ten percent (10%) per annum. In the event Tenant has failed to timely pay rent under this Lease at least three (3) times during any twelve (12) month period, Landlord may thereafter at its option impose a late charge of $.05 for each $1.00 of rent for rent payments made more than ten (10) days late in addition to interest and other remedies available for default.

24.3. Captions; Paragraph Headings. The captions and headings used in this Lease are for the purpose of convenience only and shall not be construed to limit or extend the meaning of any part of this Lease. Reference to a “Paragraph” shall mean reference to either a specified numbered paragraph or subparagraph of this Lease.

24.4. Nonwaiver. Waiver by either party of strict performance of any provision of this Lease shall not be a waiver of or prejudice the party’s right to require strict performance of the same provision in the future or of any other provision.

24.5. Succession. Subject to the limitations on transfer of Tenant’s interest, this Lease shall bind and inure to the benefit of the parties, their respective heirs, successors, and assigns.

24.6. Entry for Inspection. Landlord and its authorized representatives shall have the right to enter upon the Premises with reasonable notice (but in no event shall more than twenty-four (24) hours notice be required) to determine Tenant’s compliance with this Lease, to make necessary repairs to the Building or the Premises, or to show the Premises or the Building to any prospective tenant or purchasers. Landlord may place and maintain upon the Building and/or Premises notices for leasing or sale of the Building and/or the Premises. Landlord may enter upon the Premises without notice by any means necessary in the case of an emergency.

24.7. Notices. Any notice permitted or required to be given hereunder shall be in writing and shall be given by personal delivery or certified United States mail (return receipt requested), U.S. Express Mail or overnight air courier, in each case postage or equivalent prepaid, addressed to the address for notices set forth in the Basic Lease Terms. The person to whom and the place to which notices are to be given may be changed from time to time by either party by written notice given to the other party. If any notice is given by mail, it shall be effective upon the earlier of (i) seventy-two (72) hours after deposit in the U.S. Mail with postage prepaid, or (ii) actual delivery or refusal to accept such delivery, as indicated by the return receipt; and if given by personal delivery, U.S. Express Mail or by overnight air courier, when delivered.

24.8. Entire Agreement. This Lease is the entire agreement between the parties, and there are no agreements or representations between the parties except as expressed herein.

24.9. Authority. Tenant warrants to Landlord that each of the persons executing this Lease on behalf of Tenant that Tenant is a valid and existing corporation or other relevant entity, that Tenant has all right and authority to enter into this Lease, and that each and every person signing on behalf of Tenant is authorized to do so. Landlord warrants to Tenant that each of the persons executing this Lease on behalf of Landlord that Landlord is a valid and existing corporation or other relevant entity, that Landlord has all right and authority to enter into this Lease, and that each and every person signing on behalf of Landlord is authorized to do so.

24.10. Time of Essence. Time is of the essence of the performance of each of Tenant’s obligations under this Lease.

24.11. Modifications. This Lease may not be modified except by written endorsement attached to this Lease, dated and signed by the parties.

24.12. No Appurtenances. This Lease does not create any rights to light and air by means of openings in the walls of the Building, any rights or interests in parking facilities, or any other rights, easements or licenses, by implication or otherwise, except as expressly set forth in this Lease or its exhibits.

24.13. Financial Statements. Upon written request of Landlord, Tenant shall furnish to Landlord, within fifteen (15) days following receipt of Landlord’s written request, Tenant’s most current quarterly financial statements (including balance sheet and income statement) prepared in the ordinary course of Tenant’s business and, if not audited, certified by the chief financial officer or accounting officer of Tenant that such statements have been prepared in accordance with Generally Accepted Accounting Principles (GAAP). Landlord may make such financial statement available to any prospective lender or purchaser of the Park or any portion thereof. Landlord shall otherwise keep such financial statement confidential and shall require any such prospective lender or purchaser to do the same.

24.14. Regulations. Landlord shall have the right to make and enforce regulations and criteria consistent with this Lease for the purpose of promoting safety, order, cleanliness and good service to the tenants and other occupants of the Park. Copies of all such regulations shall be furnished to Tenant and shall be complied with as if part of this Lease.

24.15. Applicable Law; Severability. This Lease shall be construed, applied and enforced in accordance with the laws of the State in which the Premises is located. If a court of competent jurisdiction holds any portion of this Lease to be illegal, invalid or unenforceable as written, it is the intention of the parties that (i) such portion of this Lease be enforced to the extent permitted by law and (ii) the balance of this Lease remain in full force and effect. It is also the intention of the parties that in lieu of each clause or provision of this Lease that is illegal, invalid or unenforceable there be added, as a part of this Lease, a clause or provision as similar in terms to such illegal, invalid or unenforceable clause or provision as may be possible and be legal, valid and enforceable.

24.16. Landlord’s Consent. Whenever Landlord’s consent or approval is required under this Lease, except as otherwise expressly provided in this Lease, Landlord may grant or withhold such consent or approval in Landlord’s sole and absolute discretion.

24.17. Joint and Several Liability. In the event Tenant now or hereafter consists of more than one person, firm or corporation, then all such persons, firms or corporations shall be jointly and severally liable as Tenant under this Lease.

24.18. Construction and Interpretation. All provisions of this Lease have been negotiated by Landlord and Tenant at arm’s length and neither party shall be deemed the author of this Lease. This Lease shall not be construed for or against either party by reason of the authorship or alleged authorship of any provision hereof or by reason of the status of the respective parties as Landlord or Tenant.

24.19. No Recordation. Neither this Lease, nor any short form or memorandum thereof, shall be recorded in any manner against the real property of which the Premises comprises a portion.

24.20. No Partnership Created. Neither this Lease nor the calculation and payment of Base Rent, Additional Rent or any other sums hereunder, is intended to create a partnership or joint venture between Landlord and Tenant, or to create a principal-and-agent relationship between the parties.

24.21. OFAC. Tenant represents and warrants to Landlord that Tenant is not and shall not become a person or entity with whom Landlord is restricted from doing business under any current or future regulations of the Office of Foreign Asset Control (“OFAC”) of the Department of the Treasury (including, but not limited to, those named on OFAC’s Specially Designated and Blocked Persons list) or under any current or future statute, executive order (including, but not limited to, the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental action and is not and shall not engage in any dealings or transaction or be otherwise associated with such persons or entities.

24.22. Guaranty. Not applicable.

24.23. Exhibits. The following exhibits are attached hereto and incorporated herein by this reference:

Exhibit A – Site Plan

Exhibit A-1 – Site Plan Showing the Park

Exhibit A-2 – Plan Showing the Premises

Exhibit B – Landlord’s Work

Exhibit C – Shared Personal Property

25. Landlord Termination Right.

25.1. Termination Right. Notwithstanding the Expiration Date set forth in Paragraph 1.9 of this Lease and subject to the provisions of this Paragraph 25, if Landlord either (i) receives a bona fide offer from an unrelated third party to purchase or lease the entire Building in an arms length transaction (as used herein, the “Bona Fide Offer”) and Landlord, in Landlord’s good faith, desires to accept such Bona Fide Offer or (ii) Landlord plans to redevelop the Land such that the Building will be demolished and in connection therewith Landlord has completed preliminary specific site development plans and a pro forma leasing strategy, Landlord (if Landlord elects to exercise its right to terminate this Lease under this Paragraph 25.1) shall notify Tenant of same and this Lease may be terminated by Landlord as of any date occurring after the expiration of the twelfth (12th) full calendar month of the Lease Term provided that Tenant receives from Landlord either (A) at least two hundred seventy (270) days irrevocable prior notice of Landlord’s election to terminate this Lease if the Termination Date will occur during the period of the Lease Term commencing on the first (1st) day of the thirteenth (13th) full calendar month of the Lease Term through the last day of the thirty-sixth (36th) full calendar month of the Lease Term or (B) at least three hundred sixty (360) days irrevocable prior notice of Landlord’s election to terminate this Lease if the Termination Date will occur at any time on or after the first (1st) day of the thirty-seventh (37th) full calendar month of the Lease Term (as may be applicable, the “Termination Notice”).

25.2. Termination Fee. Not less than fifteen (15) days prior to the Termination Date and as a condition precedent to the termination of this Lease pursuant to this Paragraph 25, Landlord shall pay to Tenant a termination fee (the “Termination Fee”) as set forth in the chart below based upon the period of the Lease Term during which the Termination Date is scheduled occur:

Scheduled Termination Date:	Termination Fee:
1st day of 13th full calendar month of Lease Term through last day of 24th full calendar month of Lease Term:	$1,400,000.00
1st day of 25th full calendar month of Lease Term through last day of 36th full calendar month of Lease Term:	$1,200,000.00
1st day of 37th full calendar month of Lease Term through last day of 48th full calendar month of Lease Term:	$700,000.00
1st day of 49th full calendar month of Lease Term through last day of 60th full calendar month of Lease Term:	$600,000.00
1st day of 61st full calendar month of Lease Term through last day of 72nd full calendar month of Lease Term:	$500,000.00
1st day of 73rd full calendar month of Lease Term through last day of 84th full calendar month of Lease Term:	$400,000.00
1st day of 85th full calendar month of Lease Term through last day of 96th full calendar month of Lease Term:	$300,000.00
1st day of 97th full calendar month of Lease Term through last day of 108th full calendar month of Lease Term:	$200,000.00
1st day of 109th full calendar month of Lease Term through last day of 120th full calendar month of Lease Term:	$100,000.00
Any portion of Lease Term following last day of 120th full calendar month of Lease Term:	$0.00

25.3. All obligations under this Lease shall continue up to and including the Termination Date and upon the Termination Date, Tenant shall surrender possession of the Premises and deliver the same to Landlord in the condition required under this Lease, in which event, unless the provisions of Paragraph 25.4 apply, all unaccrued rights and obligations of the parties under this Lease shall cease and terminate except to the extent such obligations specifically survive termination of this Lease. If Landlord validly exercises its rights under this Paragraph 25 as required hereunder (including payment of the Termination Fee as provided above and including applicability of Paragraph 25.4) but Tenant fails to surrender the Premises when and in the condition required, Tenant shall be deemed a holdover tenant from and after the Termination Date as set forth in Paragraph 18.

25.4. Replacement Space.

25.4.1. If the Termination Date is scheduled to occur during the portion of the Lease Term commencing on the first (1st) day of thirteenth (13th) full calendar month of Lease Term through last day of 24th full calendar month of Lease Term, in lieu of paying the Termination Fee, Landlord may relocate Tenant from the Premises to any other space within the Park (including, without limitation, within the Building) or within a three (3) mile radius of the Park and owned by Landlord or an affiliate of Landlord and comprising one (1) or two (2) separate spaces (which need not be contiguous, adjacent or located within the same building or development) of reasonably comparable size and condition as the Premises (including parking availability) and having the following qualities: (i) the aggregate square footage of the Substitution Space allocated for Tenant’s call center shall not exceed thirty thousand (30,000) square feet, (ii) the aggregate square footage of the Substitution Space allocated for general office space shall not exceed forty thousand (40,000) square feet (singularly and collectively, as the case may be, the “Substitution Space”) and (iii) comparable server-room and telephony space.

25.4.2. If Landlord elects to relocate Tenant as provided in this Paragraph 25.4, Landlord shall give Tenant notice of Landlord’s election to relocate Tenant in lieu of paying the Termination Fee, in which event Tenant, within thirty (30) days after receipt of Landlord’s notice, shall enter into an amendment of this Lease with Landlord to provide for (A) Tenant’s full relocation into the Substitution Space within one hundred eighty (180) days following Tenant’s receipt of Landlord’s notice, (B) the deletion of all references to the Premises and the insertion of the Substitution Space in place thereof, (C) a Minimum Rent equal to the then current base rent per square foot payable by Tenant under this Lease (and based upon the Base Rent per square foot per floor shown in Paragraph 1.10) multiplied by the number of square feet in the Substitution Space, (D) Tenant’s share of operating expenses, taxes and other amounts payable by Tenant hereunder shall be equitably redetermined by Landlord, (E) a Lease Term of not less than five (5) years from the date that the commencement date for the Substitution Space occurs and (E) any other revisions reasonably necessary to effect Tenant’s relocation to the Substitution Space. In all other respects, the terms and conditions contained in this Lease shall remain unmodified and in full force and effect.

25.4.3. If Landlord elects to relocate Tenant as provided in this Paragraph 25.4, Landlord shall at its sole cost provide a full build out in the Substitution Space comporting with Paragraph 25.4.3 which is similar (to the extent reasonably practicable) to Tenant’s then current build-out in the original Premises with same quality finishes and including specialty areas such as board room, server room kitchen area, etc., provided, however, that Landlord may remove from the Premises all alterations, additions and improvements which may be removed from the Premises and replace such alterations, additions and improvements within the Substitution Space. Landlord shall also provide Tenant with an allowance of up to Five Hundred Thousand and No/100 Dollar ($500,000.00) toward Tenant’s reasonable costs of moving and telephone relocation.

25.5. Following the Commencement Date, Landlord and Tenant shall confirm in writing the actual notice and payment dates set forth herein.

26. Special Provisions.

26.1. Option to Renew. Subject to the condition that Tenant shall not, at the time Landlord receives the Option Notice hereunder or at the time of commencement of the Renewal Term hereunder, be in default of any of the terms of this Lease beyond applicable notice and cure periods (if any), Tenant is hereby granted an option to renew the Lease Term for one (1) period of five (5) years (the “Renewal Term”) to commence on the day following the expiration of the Initial Term of this Lease. Tenant must exercise this option, if at all, by delivering irrevocable written notice of such election (the “Option Notice”) to Landlord at least two hundred seventy (270) days prior to the expiration of the Initial Term. If Tenant does not validly deliver an Option Notice to extend the Lease Term for the Renewal Term, the provisions of this Paragraph 26.1 shall be null and void and of no further force or effect. Any such renewal of this Lease shall be upon the same terms and conditions as this Lease except that (i) the Base Rent during the Renewal Term shall be as set forth in Paragraph 1.10, (ii) During the Renewal Term, Tenant shall continue to pay Tenant’s Proportionate Share of Taxes and Operating Expenses in excess of the amounts applicable to the Base Year, but the Base Year shall be adjusted to the initial year of the Renewal Term, and (iii) Landlord shall have no obligation to perform any tenant improvements or other work in connection with any such renewal of this Lease. Except to the extent specifically provided in this Paragraph 26.1, Tenant has no rights to extend the Lease Term.

26.2. Landlord Right to Relocate Tenant.

26.2.1. At any time during the Lease Term, if either (i) Landlord receives a bona fide third party offer to lease at least fifty percent (50%) of the Premises Area or (ii) Landlord receives a bona fide third party offer to lease that portion of the Premises comprising the executive offices located in the Building and shown on Exhibit A as the “Executive Offices Area”, Landlord shall have the right, one (1)-time during the Lease Term and by delivery of at least one hundred twenty (120) days notice to Tenant, to relocate Tenant from the Premises to other space located in the Building (the “Building Relocation Space”) of reasonably comparable size and condition as the Premises, provided that (i) the Building Relocation Space needs to be contiguous and must be located in the portion of the Building located in the Basement (subject to the provisions of clause (ii)) and on one (1) floor within the Building other than the Basement, (ii) the portion of the Building Relocation Space to be located in the Basement shall not be increased from the portion of the original Premises located in the Basement unless agreed to by Tenant in Tenant’s reasonable discretion, (iii) Landlord will only need to provide Park standard finishes for executive offices in the Building Relocation Space and will not be required to provide the same level of finish of the executive offices in the original Premises and (iv) at Tenant’s option, the total square footage of the Building Relocation Space may be increased (provided sufficient square footage otherwise meeting the requirements set forth herein is available for leasing by Tenant) or reduced by up to twenty percent (20%) of the total square footage of the original Premises. Landlord and Tenant shall cooperate with each other in good faith to develop plans for the Building Relocation Space in order to conform the Building Relocation Space to the layout of the Premises to the extent reasonably practicable, provided that Tenant’s telephony and server equipment will remain in the current location in the Basement.

26.2.2. In addition to Landlord’s right under Paragraph 26.2.1, at any time during the Lease Term, if Landlord receives a bona fide third party offer to lease the Executive Offices Area, Landlord shall have the right, one (1)-time during the Lease Term and by delivery of at least one hundred twenty (120) days notice to Tenant, to relocate Tenant from that portion of the Premises comprising the Executive Offices Area to other space of reasonably comparable size and condition which is located on the same floor of the Building as the remaining portion of the original Premises (other than in the Basement) but which need not be contiguous to the remaining portion of the original Premises (the “Executive Offices Relocation Space”). In such event, Landlord will only need to provide Park standard finishes for executive offices in the Executive Offices Relocation Space and will not be required to provide the same level of finish of the executive offices in the original Premises. Landlord and Tenant shall cooperate with each other in good faith to develop plans for the Executive Offices Relocation Space in order to conform the Executive Offices Relocation Space to the layout of the Executive Offices Area to the extent reasonably practicable.

26.2.3. If Landlord exercises one (1) or more of its rights to relocate Tenant as set forth in this Paragraph 26.2, Tenant, within thirty (30) days after receipt of Landlord’s notice, shall enter into an amendment of this Lease with Landlord to provide for (i) the deletion of all references to the Premises and the insertion of the Building Relocation Space in place thereof (or conforming the description of the Premises to exclude the Executive Offices Area and include the Executive Offices Relocation Space, as may be applicable), (ii) a Base Rent equal to the then current base rent per square foot payable by Tenant under this Lease (and based upon the Base Rent per square foot per floor shown in Paragraph 1.10) multiplied by the number of square feet in the Building Relocation Space (or the modified Premises with the incorporation of the Executive Offices Relocation Space, as the case may be), (iii) Tenant’s share of Operating Expenses, Taxes and other amounts payable by Tenant hereunder shall be equitably redetermined by mutual agreement of Landlord and Tenant but subject to the provisions of this Lease and (iv) any other revisions reasonably necessary to effect Tenant’s relocation to the Building Relocation Space (or the Executive Offices Relocation Space, as the case may be). In all other respects, the terms and conditions contained in this Lease shall remain unmodified and in full force and effect. Landlord shall pay Tenant for reasonable costs actually incurred by Tenant for moving, telephone and Cabling.

26.3. Shared Personal Property. Landlord and Tenant each own certain systems furniture components that comprise, or will comprise, systems furniture located in the Building (collectively, the “Shared Personal Property”); an inventory of the Shared Personal Property is set forth in Exhibit C attached hereto and incorporated herein. The portion of the Shared Personal Property owned by Landlord will be left in the Building for Tenant’s use subject to the maintenance and repair obligations and insurance obligations herein. Tenant shall not sell, encumber or dispose of the portion of the Shared Personal Property owned by Landlord or remove that portion of the Shared Personal Property owned by Landlord from the Building. Upon the expiration of the Initial Term and, if applicable, the Renewal Term or earlier termination of this Lease, Tenant shall (i) provide Landlord with an updated inventory of the Shared Personal Property to include any and all components added or installed by Tenant which are not listed on Exhibit C and which Tenant is leaving in the Premises and (ii) leave all portions of the Shared Personal Property in the Premises (other than those portions of the Shared Personal Property owned by Tenant which Tenant elects to remove from the Premises), in good condition and repair and either (A) fully assembled or (B) disassembled and neatly stacked and organized in component parts. Upon expiration of the Initial Term and, if applicable, the Renewal Term or earlier termination of this Lease, Tenant’s right, title and interest in and to any and all portions of the Shared Personal Property owned by Tenant and validly remaining in the Premises in the condition required under this Paragraph 26.3 shall automatically transfer to Landlord. Tenant shall execute such documentation and take such other action as may be reasonably requested by Landlord (at no cost to Tenant) to confirm the transfer of ownership of this portion of the Shared Personal Property remaining in the Premises to Landlord.

26.4. Management of Outdoor Fields. The portion of the Outdoor Area more particularly shown on Exhibit A as the “Outdoor Fields” shall be maintained and repaired by Landlord in the same manner and to the same extent as the remainder of the Outdoor Area pursuant to the applicable provisions of this Lease. For so long as Landlord, in Landlord’s sole and absolute discretion, permits the Outdoor Fields to be used for public sporting events and does not either remove the Outdoor Fields from public use or otherwise convert any portion of the Outdoor Fields to another use (all of which may be done in Landlord’s sole and absolute discretion), Tenant, at no cost to Landlord, shall continue to administer the scheduling of any and all public sporting events to be held on any portion of the Outdoor Fields as and in the manner Tenant has been administering such scheduling provided, however, that in no event may Tenant charge any fee or other sum in connection with any use of the Outdoor Fields.

[signatures on following page]

IN WITNESS WHEREOF, the parties hereto have executed this Lease on the respective dates set opposite their signatures below, but this Lease, on behalf of such party, shall be deemed to have been dated as of the Reference Date.

LANDLORD:

COLUMBIA TECH CENTER, L.L.C.,
a Washington limited liability company

	By:	Pacific Realty Associates, L.P.,
a Delaware limited partnership
its Member

		By:	PacTrust Realty, Inc.,
a Delaware corporation,
its General Partner

Date: , 2009		By
Andrew R. Jones
Vice President

TENANT:

NAUTILUS, INC.,
a Washington corporation

Date: , 2009	By

(typed or printed name)

Its

[acknowledgments on following page]

(Acknowledgment by Landlord)

STATE OF OREGON	)
) ss.
County of Washington	)

On             , 2009, before me, the undersigned Notary Public in and for said State, personally appeared Andrew R. Jones, personally known to me or proved to me on the basis of satisfactory evidence to be the person who executed the within instrument as the Vice President of PacTrust Realty, Inc., the general partner of Pacific Realty Associates, L.P. (the “Partnership”), said Partnership being a member of Columbia Tech Center, L.L.C., and that he executed the within instrument and acknowledged to me that such corporation executed the within instrument as the general partner of the Partnership pursuant to its Bylaws or a resolution of its board of directors.

WITNESS my hand and official seal.

Notary Public in and for said County and State
My Commission Expires:

(Acknowledgment by Tenant)

STATE OF	)
) ss.
County of	)

On this      day of         , 2009, before me, personally appeared                      and                      to me known to be the                      and                      of Nautilus, Inc., a Washington corporation, the corporation that executed the foregoing instrument, and acknowledged the said instrument to be free and voluntary act and deed of said corporation, for the uses and purposes therein mentioned, and on oath stated that he is authorized to execute the said instrument and that the seal affixed (if any) is the corporate seal of said company.

WITNESS my hand and official seal.

Notary Public in and for said County and State
My Commission Expires: